Exhibit 10.41
EXECUTION COPY
Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
BY AND BETWEEN
AMGEN INC.
AND
NOVARTIS PHARMA AG
DATED
AUGUST 28, 2015

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1.Definitions    1
2.Option    18
2.1.Option for Franchise Product 3.    18
2.2.Effect of Option Period Expiration.    19
2.3.Development Prior to Option Exercise Date    19
3.Collaboration Scope and Governance    19
3.1.Conduct of the Collaboration    19
3.2.Committees and Teams    20
3.3.Committee Co-Chairs    21
3.4.Committee Meetings    21
3.5.Decision Making    22
3.6.Interactions Between the Joint Management Committee, the Joint Steering Committee, and Joint Project Teams    23
3.7.Alliance Managers    24
3.8.Outside the Territory    24
4.Grant of License    24
4.1.Licensed Amgen Patents and Know-How    24
4.2.Licensed Novartis Know-How and Patents    25
4.3.Sublicensing    25
4.4.Provision of Know-How    26
4.5.Trademarks    26
4.6.Trademark and Housemark Quality Standards    27
4.7.Domain Names    27
4.8.Retained Rights and Limitations    28
5.Development and Regulatory    28
5.1.Responsibility for Development    28
5.2.Development Within and Outside Development Plan    28
5.3.Development Outside the Territory by Novartis or Inside the Territory by Amgen    29
5.4.Regulatory Matters    29
5.5.Safety Matters    32
5.6.Cooperation Generally    32
6.Commercialization    33

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6.1.Operational Control    33
6.2.Promotional Materials    33
6.3.Commercialization Outside the Territory    33
6.4.Reimportation    33
6.5.Cooperation Generally    34
6.6.[*]    34
7.Diligence; Activities Outside the Collaboration    34
7.1.Commercially Reasonable Efforts    34
7.2.Activities Outside the Collaboration    34
7.3.Post-Effective Date Affiliates    34
7.4.    Termination or Divestiture    34
8.Manufacture and Supply    35
8.1.Manufacturing Rights    35
8.2.Supply    35
8.3.Quality Agreement    35
8.4.Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities    36
9.Payment    36
9.1.Royalty Payments    36
9.2.Royalty Reduction    37
9.3.[Reserved].    38
9.4.Appropriate Measure of Value    38
9.5.Reports    38
9.6.No Wrongful Reductions    39
9.7.Development Cost Sharing    39
9.8.Sublicense Payments    41
9.9.[Reserved    41
9.10.Payment Method    42
9.11.Audits    42
9.12.Blocked Currency    43
9.13.Taxes    43
9.14.Withholding    43

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9.15.VAT    43
9.16.Late Payment    43
10.Intellectual Property    44
10.1.Ownership and Cooperation    44
10.2.Prosecution and Maintenance    44
10.3.Defense and Settlement of Third Party Claims    46
10.4.Enforcement    48
10.5.Cooperation    49
10.6.Allocation of Recoveries    50
10.7.Patent Term Extensions    50
10.8.Employee Agreements    50
11.Confidentiality and Publications    51
11.1.Confidentiality; Exceptions    51
11.2.Authorized Disclosure    51
11.3.Use of Confidential Information and Data with Distracting Programs    52
11.4.Terms and Conditions Confidential    52
11.5.Prior Agreement    53
11.6.Publications and Presentations    53
11.7.Scientific Papers, Abstracts and Posters    53
11.8.Deferral of Disclosures    55
11.9.Failure to Object to Disclosure    55
11.10.Attorney-Client Privilege    55
12.Representations, Warranties and Covenants    55
12.1.Mutual Representations and Warranties    55
12.2.Amgen Representations and Warranties    56
12.3.Disclaimer of Warranties    57
12.4.Covenants    57
13.Limitations of Liability; Insurance    59
13.1.Limitations of Liability    59
13.2.Insurance    59
14.Indemnification    59
14.1.Indemnity    59

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14.2.Claim for Indemnification    61
15.Term and Termination    61
15.1.Term    62
15.2.Termination    62
15.3.Effect of Termination    63
15.4.Additional Surviving Provisions    65
15.5.Transition Period    65
16.Miscellaneous    65
16.1.Affiliates    66
16.2.Assignment    66
16.3.Governing Law; Jurisdiction    66
16.4.Construction    66
16.5.Counterparts    67
16.6.[Reserved].    67
16.7.Entire Agreement    67
16.8.Force Majeure    67
16.9.Further Assurances    67
16.10.Headings    67
16.11.No Set-Off    67
16.12.Notices    67
16.13.Relationship of the Parties    68
16.14.Severability    68
16.15.Third Party Beneficiaries    68
16.16.Waivers and Modifications    69

SCHEDULES
Clinical Supply
Commercial Supply
Licensed Amgen Patents
Out-of-Pocket Development Expenses
Press Release

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EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

PREAMBLE
This Exclusive License and Collaboration Agreement (this “Agreement”), effective as of August 28, 2015 (the “Effective Date”), is by and between Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799, U.S.A. (“Amgen”), and Novartis Pharma AG, a Swiss company having its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Amgen and Novartis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Amgen is a global biopharmaceutical company that researches, develops, manufactures and commercializes novel therapeutics to treat grievous illness;
WHEREAS, Amgen is Developing its proprietary monoclonal antibody against calcitonin gene-related peptide (CGRP) receptor, known as AMG 334 (“Franchise Product 1”); its proprietary pituitary adenylate cyclase activating peptide (PACAP) receptor antibody, known as AMG 301 (“Franchise Product 2”); and [*] (“Franchise Product 3”);
WHEREAS, Novartis has existing development and commercialization capabilities in the Territory; and
WHEREAS, Amgen wishes to collaborate with Novartis, and Novartis wishes to collaborate with Amgen, in each case with respect to the Development and Commercialization of the Licensed Products in the Field in the Territory (each as defined below) in accordance with the terms and conditions hereof.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

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1.	DEFINITIONS

1.1.
“Accounting Standards” means, with respect to Amgen, United States Generally Accepted Accounting Principles (“U.S. GAAP”), and means, with respect to Novartis, the International Financial Reporting Standards (“IFRS”), in each case, as generally and consistently applied throughout the applicable Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g. IFRS, U.S. GAAP, etc.).

1.2.
“Affiliate” means, with respect to a Party, any Person which controls, is controlled by or is under common control with such Party. For purposes of this definition and Section 1.139 only, “control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of 50% or more (or if less than 50%, the maximum ownership interest permitted by applicable Law) of the securities entitled to be voted generally or in the election of directors of such Person, or by contract or otherwise. For purposes of this Agreement, [*] shall be deemed not to be an Affiliate of Novartis.

1.3.	“Agreement” has the meaning set forth in the Preamble.

1.4.	“Alliance Managers” has the meaning set forth in Section 3.7 (Alliance Managers).

1.5.	“Amgen” has the meaning set forth in the Preamble.

1.6.	“Amgen Development Costs” means the Development Costs incurred by Amgen and its Affiliates.

1.7.
“Amgen Development Data” means, with respect to a given Licensed Product, the preclinical and clinical data generated by or on behalf or in possession of Amgen or its Affiliates (both within and outside the Territory) in the course of its preclinical and clinical Development of such Licensed Product, both before and after the Effective Date of this Agreement other than Amgen [*] Data. For the avoidance of doubt, Amgen Development Data excludes Novartis Development Data. All preclinical and clinical data generated pursuant to this Agreement by or on behalf of Amgen and its Affiliates to obtain, maintain and expand the Regulatory Approval for such Licensed Product outside of the Territory in accordance with the Development Plan shall be deemed Amgen Development Data.

1.8.
“Amgen Housemarks” means (i) the corporate logo of Amgen, (ii) the trademark “Amgen”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word “Amgen”, and (iv) any other trademark or service mark associated with goods or services of Amgen or its Affiliates, but excluding the Licensed Amgen Trademarks, Licensed Novartis Trademarks, Novartis Housemarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.

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1.9.
“Amgen [*] Data” means, with respect to a given Licensed Product, the preclinical and clinical data generated by or on behalf of Amgen or its Affiliates in the course of its preclinical (if any) and clinical Development of such Licensed Product on or after the Effective Date of this Agreement, which Development is [*] and which [*].

1.10.	“Amgen Indemnitees” has the meaning set forth in Section 14.1 (Indemnity).

1.11.
“Annual Development Budget” means, with respect to a given Calendar Year and a given Licensed Product, the amount apportioned for such Calendar Year and such Licensed Product in the Development Budget, as such budget may be revised from time to time by mutual agreement of the Parties.

1.12.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable laws, rules and regulations relating to or concerning public or commercial bribery or corruption.

1.13.
“Biosimilar Product” means, with respect to a given Licensed Product in a given country in the Territory, after Regulatory Approval of such Licensed Product in such country, any other biological product designated for human use which (i) contains the same principal molecular structural features as (but not necessarily all of the same structural features as) such Licensed Product, (ii) has a purity, potency and safety profile that has no clinically meaningful difference from the purity, potency and safety profile of such Licensed Product, and (iii) is approved for use pursuant to a regulatory approval process in such country that is based on reliance, at least in part, on an unrelated party’s previously approved  version of that same product (i.e., a product meeting the standards set forth in the foregoing clauses (i) and (ii)), whether or not such regulatory approval was based upon data generated by the Parties filed with the applicable Governmental Authority in such country or was obtained using an abbreviated, expedited or other process, and (iv) is sold in such country by any Third Party.

1.14.	“BLA” means a Biologic Licensing Application, including all supplements and amendments thereto, for the approval of a Licensed Product as a new drug by the FDA.

1.15.	“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York, USA, or Basel, Switzerland, are authorized by applicable Law to remain closed.

1.16.	“Calendar Quarter” means a three-month period beginning on January, April, July or October 1st.

1.17.	“Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.

1.18.	“Claims” has the meaning set forth in Section 14.1 (Indemnity).

1.19.	“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial, a Phase 3b Clinical Trial or a Phase 4 Clinical Trial.

1.20.	“Co-Chair” has the meaning set forth in Section 3.3 (Committee Co-Chairs).

1.21.	“Collaboration” has the meaning set forth in Section 3.1 (Conduct of the Collaboration).

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1.22.
“Commercialize” means any and all processes and activities conducted to establish and maintain sales for a Licensed Product, including to market, advertise, promote, store, transport, distribute, import, export, offer to sell (including pricing and reimbursement activities), detail, and/or sell Licensed Products and/or conduct other commercialization activities, and “Commercialization” shall have the correlative meaning with respect to such activities; provided, however, that Commercialize shall exclude Medical Affairs Activities and Development and Manufacturing activities (including Manufacturing activities related to Commercialization).

1.23.	“[*]” has the meaning set forth in Section [*].

1.24.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as [*] would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the Manufacture, Development, conduct of Medical Affairs Activities with respect to, and Commercialization of a Licensed Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by [*] for a product owned by it or to which it has rights, which product is of similar market and economic potential as the Licensed Product, and at a similar stage in its Development or product life as the Licensed Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances, in any event exercising reasonable business judgment.  It is anticipated that the level of effort may change over time, reflecting changes in the status of the aforementioned attributes and potential of a Licensed Product.

1.25.	“Committee” has the meaning set forth in Section 3.2.3.

1.26.	“Confidential Information” has the meaning set forth in Section 11.1 (Confidentiality; Exceptions).

1.27.
“Contract Interest Rate” means [*] percent ([*]%) plus the [*] day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by Law.

1.28.
“Control” means, with respect to any Information or intellectual property, that the applicable Party or any of its Affiliates owns or has a license to such Information or intellectual property and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense, or requiring any payment (whether or not then due and payable) unless the other Party agrees in writing to be responsible for such payments or it is subject to Section 9.8 (Sublicense Payments).

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1.29.
“Cover”, “Covered” or “Covering” means, with respect to a product and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such product with respect to a given country would infringe a Valid Claim of such Patent.

1.30.
“Critical Matter” means (i) all decisions made by the JSC or JMC that, in the reasonable opinion of either Party, are likely to have any of the following impacts: (a) a [*]; or (b) a [*] to a Development Plan or any change to a Development Plan that results in an increase, or decrease, of [*] percent ([*]%) or more to the then-current budgeted amount of Development Costs for any specific Calendar Year under the applicable Development Budget; (ii) agreement of the initial [*] for each Licensed Product; and (iii) [*] of a Licensed Product in the Territory [*] relating to a Licensed Product.

1.31.
“Develop” or “Development” means those activities required and/or useful to obtain and maintain Regulatory Approval, including, without limitation, test method development and stability testing, assay development and audit development, pre-clinical/non-clinical studies (including toxicology studies), formulation, pharmacodynamics, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, biomarker strategy and development, report writing and statistical analysis, the preparation, filing and prosecution of MAAs and activities to obtain international nonproprietary names and other nonproprietary names such as U.S. Adopted Name (USAN) for pharmaceutical substances; provided, however, that Development shall exclude Commercialization and Manufacturing activities. For clarity, Development shall include clinical trials that are required or requested in writing by a Governmental Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

1.32.
“Development Budget” means, (i) with respect to each of Franchise Product 1 and Franchise Product 2, the budget of Development Costs agreed by the Parties with respect to such product and (ii) with respect to Franchise Product 3, the budget of Development Costs agreed by the Parties pursuant to Section 2.3 (Development Prior to Option Exercise Date) or, if not agreed, proposed by Amgen in the Option Data Package for Franchise Product 3, in each case covering all activities contemplated by the applicable Development Plan, as such budget may be updated annually by the JSC in connection with updates to such Development Plan, as well as the amount of any Study Budgets as applicable for the applicable Licensed Product. The Development Budget shall include (with respect to Franchise Product 3, at the time of delivery of the Option Data Package) such aggregate budget of Development Costs and the estimated apportionment of such aggregate budget for each Calendar Year (or portion thereof) within the period covered by the Development Plan. The initial Development Budgets for each of Franchise Product 1 and Franchise Product 2 shall be agreed in writing by the Parties on the Effective Date. For the avoidance of doubt, the Development Budget shall cover all activities contemplated by the applicable Development Plan for the entire period thereof.

1.33.
“Development Costs” means the direct costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement for the Development of a Licensed Product(s), calculated as the sum of (i) Out-of-Pocket Development Expenses, (ii) Development FTE

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Costs and (iii) Other Development Expenses, each only to the extent incurred in accordance with the Development Plan and Development Budget after the Effective Date.  For clarity, “Development Costs” does not include any costs associated with conducting any Phase 4 Clinical Trials unless the Parties otherwise agree to include a Phase 4 Clinical Trial in the Development Plan.

1.34.
“Development FTE Costs” means the product of (i) the actual number of FTEs utilized in the Development of a Licensed Product(s) in accordance with the Development Plan and Development Budget after the Effective Date, as documented by the applicable Party using a reliable time tracking system and (ii) the FTE Rate.

1.35.
“Development Plan” means, with respect to a given Licensed Product, the plan, including any Study Plan, for such Licensed Product in the Field (which plan will be updated annually by the JSC and will cover a period of at least [*] years) covering: (i) the research and Development of, and conduct of Medical Affairs Activities with respect to, such Licensed Product, including relating to biomarkers and including observational research and payer evidence generation including economic value; (ii) the then current target product profile of such Licensed Product; (iii) the preparation and submission of Regulatory Filings for such Licensed Product; and (iv) obtaining, maintenance and expansion of Regulatory Approvals for such Licensed Product in the Field. The initial Development Plans for each of Franchise Product 1 and Franchise Product 2 shall be agreed in writing by the Parties on the Effective Date.

1.36.	“Distracting Product” means any [*] that [*] as a Licensed Product (i.e., [*] (excluding the Licensed Products and, in the case of Amgen only, Franchise Product 3, but including [*])).

1.37.	“Distracting Program” means the clinical development, commercialization or manufacture of any Distracting Product.

1.38.
“Distracting Transaction” means any transaction entered into by Novartis or its Affiliate or Amgen or its Affiliate after the Effective Date whereby a Third Party that is engaged in a Distracting Program becomes an Affiliate of such Party.

1.39.	“Distracting Transaction Affiliates” means those entities that are or would become Affiliates of a Party by virtue of a Distracting Transaction.

1.40.
“Divest” means, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, Information, intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest) in such Distracting Program by a Party or its Affiliates.

1.41.	“Dollars” or “$” means U.S. Dollars.

1.42.	“Domain Name(s)” means a string of typographic characters used to describe the location of a specific location on the Internet.

1.43.	“Effective Date” has the meaning set forth in the Preamble.

1.44.	“EMA” means the European Medicines Agency, and any successor agency thereto.

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1.45.	“European Union” or “EU” means those countries, nations, states or other territories under the jurisdiction of the EMA, as such jurisdiction may change from time to time.

1.46.	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

1.47.	“Field” means any and all uses for the diagnosis, prevention or treatment of any disease or condition in all indications in humans.

1.48.	“[*] Royalty Floor Restriction” has the meaning set forth in Section 9.2.2 (Third Party Payments).

1.49.
“First Commercial Sale” means, with respect to a given Licensed Product, on a country-by-country basis, the first sale in such country in the Territory to a Third Party of such Licensed Product by or under the authority of Novartis or its Affiliate or sublicensee after receipt of the applicable Regulatory Approval. Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

1.50.	“Force Majeure” has the meaning set forth in Section 16.8 (Force Majeure).

1.51.	“Franchise Product 1” has the meaning set forth in the Recitals.

1.52.	“Franchise Product 2” has the meaning set forth in the Recitals.

1.53.	“Franchise Product 2 Study” means the Phase 2a Clinical Trial for Franchise Product 2 designed to evaluate the safety and efficacy of Franchise Product 2 in patients with [*].

1.54.	“Franchise Product 2 Study Readout” means the Franchise Product 2 Study [*] data [*] following database lock of the Franchise Product 2 Study.

1.55.	“Franchise Product 3” has the meaning set forth in the Recitals.

1.56.	“Franchise Product 3 Study” means the Phase 1 Clinical Trial for Franchise Product 3 designed to evaluate the safety of Franchise Product 3 in healthy subjects and [*].

1.57.	“Franchise Product 3 Study Readout” means the Franchise Product 3 Study [*] data [*] following database lock of the Franchise Product 3 Study.

1.58.	“Franchise Product 3 [*] Data Package” means the data package presented to [*] for purposes of [*] with respect to [*], which shall include [*].

1.59.
“FTE” means a full-time equivalent person (i.e., one fully-dedicated or multiple partially-dedicated employees aggregating to one full-time employee employed or contracted by Amgen or Novartis based upon a total of [*] days or [*] hours per year undertaken in connection with the conduct of Development in accordance with the Development Plan). Overtime, and work on weekends, holidays and the like [*] be counted [*] toward the number of hours that are used to calculate the FTE contribution.

1.60.
“FTE Rate” means $[*] per FTE per year (as of the Effective Date), increasing by [*] percent ([*]%) of the then-current FTE Rate on January 1st of [*] and each subsequent Calendar Year. The FTE Rate includes costs associated with salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overhead (e.g., facilities, operating supplies, travel and training).

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1.61.
“Global Brand Plan” means, with respect to a given Licensed Product, the strategic and high-level tactical, cross-functional Commercialization plan jointly developed by Amgen and Novartis (including through the JSC) for such Licensed Product, including the Global Payer Plan and the Global Pricing Policy.

1.62.
“Global Payer Plan” means, with respect to a given Licensed Product, the global plan for such Licensed Product jointly prepared by Amgen and Novartis (including through the JSC) that sets forth the strategic direction, positioning, value proposition, [*]), value evidence generation plan, economic modeling strategy [*] for such Licensed Product.

1.63.
“Global Pricing Policy” means, with respect to a given Licensed Product, the global plan for such Licensed Product jointly prepared by Amgen and Novartis (including through the JSC) that sets forth, globally and by region, the proposed [*] target population and [*] target.

1.64.
“Governmental Authority” means any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.

1.65.
“Government Official” means (i) any Person employed by or acting on behalf of a Governmental Authority; (ii) any political party, party official or candidate; (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.66.	“Housemarks” means the Novartis Housemarks or the Amgen Housemarks, as the case may be.

1.67.
“IND” means, with respect to the United States, an Investigational New Drug Application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing of a drug or, with respect any jurisdiction other than the United States, an equivalent filing thereof.

1.68.	“Indemnified Party” has the meaning set forth in Section 14.2 (Claim for Indemnification).

1.69.	“Indemnifying Party” has the meaning set forth in Section 14.2 (Claim for Indemnification).

1.70.
“Information” means all tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms. “Information” excludes tangible materials, including biological compounds, chemical compounds, reagents, Trademarks and Housemarks.

1.71.	“Initiation” of a clinical trial or to “Initiate” a clinical trial means the first dosing of the first human subject with a Licensed Product in such trial.

1.72.
“Insolvency Event” means, with respect to any Party, the occurrence of any of the following: (i) such Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (ii) an involuntary case is commenced against such Party and the petition is not dismissed within sixty (60) days after commencement of the case;

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(iii) a court-supervised custodian is appointed for, or takes charge of, all or substantially all of the property of such Party or such Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Party or there is commenced against such Party any such proceeding which remains undismissed for a period of sixty (60) days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) such Party is adjudicated insolvent or bankrupt; (vi) such Party suffers any appointment of any court-appointed custodian, receiver or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of sixty (60) days; (vii) such Party makes a general assignment for the benefit of creditors; (viii) the governing body or executive management of such Party shall make a duly authorized statement that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (ix) such party shall call a meeting of its creditors generally with a view to arranging a compromise or adjustment of its debts; or (x) any corporate, limited liability company, partnership or individual action, as applicable, is taken by such Party for the specific purpose of effecting any of the foregoing.

1.73.	“[*]” means [*] or any of its Affiliates.

1.74.	“Joint Management Committee” or “JMC” means the executive committee established pursuant to Article 3 (Collaboration Scope and Governance).

1.75.	“Joint Patents” means any invention, patent or patent application jointly owned by the Parties pursuant to Section 10.1 (Ownership and Cooperation).

1.76.	“Joint Project Team” or “JPT” has the meaning set forth in Section 3.2.5 (Joint Project Teams).

1.77.	“Joint Steering Committee” or “JSC” means the steering committee established pursuant to Article 3 (Collaboration Scope and Governance).

1.78.
“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.79.
“Licensed Amgen Know-How” means, with respect to a given Licensed Product, Information Controlled by Amgen or its Affiliates, as of the Effective Date or thereafter during the Term, that is [*] for Novartis to use, research, Develop, conduct Medical Affairs Activities with respect to or Commercialize such Licensed Product in the Field in the Territory. Licensed Amgen Know-How shall include Amgen Development Data that is [*] for Novartis to use, research, Develop, conduct Medical Affairs Activities with respect to or Commercialize such Licensed Product in the Field in the Territory.

1.80.
“Licensed Amgen Patents” means, with respect to a given Licensed Product, those patents and patent applications set forth on the Licensed Amgen Patents Schedule, as well as any continuation, divisional, substitution, continuation-in-part, reissue, reexamination, provisional and converted provisional application thereof, as well as any Patent in the Territory Controlled by Amgen or its Affiliates on or after the Effective Date (including an interest in a patent or Joint Patent pursuant to Section 10.1 (Ownership and Cooperation))

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that (i) would (absent the licenses granted herein) be infringed by the use, research, Development or Commercialization of, or the conduct of Medical Affairs Activities with respect to, such Licensed Product in the Field in the Territory or (ii) would be [*] for the use, research, Development or Commercialization of, or the conduct of Medical Affairs Activities with respect to, such Licensed Product in the Field in the Territory. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.81.	“Licensed Amgen Patent Schedule” means the schedule of Licensed Amgen Patents attached hereto, which may be updated by Amgen from time to time upon reasonable notice to Novartis.

1.82.
“Licensed Amgen Trademarks” means, with respect to a given Licensed Product, any Trademark rights Controlled by Amgen or its Affiliates in the Territory on or after the Effective Date and corresponding to any Trademarks adopted by Amgen for use with such Licensed Product in the Field outside the Territory (not including any Housemarks, and not including any such marks to the extent such marks would conflict with any right of any Third Party inside the Territory).

1.83.
“Licensed Novartis Know-How” means, with respect to a given Licensed Product, Information Controlled, as of the Effective Date or thereafter during the Term, by Novartis or its Affiliates that is a Novartis Improvement or is [*] for Amgen to use, research, conduct Medical Affairs Activities with respect to, Develop, Commercialize or Manufacture such Licensed Product within or outside the Territory in the Field. Licensed Novartis Know-How shall include Novartis Development Data other than Novartis [*] Data that is [*] for Amgen to use, research, Develop, conduct Medical Affairs Activities with respect to, Commercialize or Manufacture such Licensed Product within or outside the Territory in the Field.

1.84.
“Licensed Novartis Patents” means, with respect to a given Licensed Product, those Patents Controlled on or after the Effective Date by Novartis or its Affiliates (including an interest in a patent or Joint Patent pursuant to Section 10.1 (Ownership)) that Cover such Licensed Product or Novartis Improvement and (i) would (absent the licenses granted herein) be infringed by the use, research, Development or Commercialization or Manufacture of, or the conduct of Medical Affairs Activities with respect to, such Licensed Product within or outside the Territory in the Field or (ii) would be [*] for the use, research, Development, Commercialization or Manufacture of, or the conduct of Medical Affairs Activities with respect to, such Licensed Product within or outside the Territory in the Field. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.85.
“Licensed Novartis Trademarks” means, with respect to a given Licensed Product, any Trademarks Controlled and adopted by Novartis or its Affiliates on or after the Effective Date for use with such Licensed Product in the Field in the Territory (not including any Housemarks).

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1.86.	“Licensed Product” means (i) Franchise Product 1, (ii) Franchise Product 2, and (iii) from and after the Option Exercise Date only, Franchise Product 3.

1.87.	“Liens” means, with respect to any property or asset, any mortgage, pledge, security interest, license or similar encumbrances (including any conditional sale or option).

1.88.	“Lifecycle Management” means strategies and activities intended to optimize the full value of a drug product through its Development and Commercialization lifecycle.

1.89.	“Losses” has the meaning set forth in Section 14.1 (Indemnity).

1.90.
“MAA” means (i) in the United States, a BLA, and (ii) outside the United States, an application for the authorization to market a Licensed Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Governmental Authority of such country or group of countries.

1.91.
“Manufacturing” or “Manufacture” means any and all processes and activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, labeling, inspecting, quality assurance testing and release, receiving, holding, shipping and/or storage of a Licensed Product or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, and quality control.

1.92.	“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which would if [*] have a material adverse effect on [*].

1.93.	“Material Safety Issue” means a Party’s good faith belief that [*] based upon (i) pre-clinical safety data [*] or (ii) [*].

1.94.
“Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product, as established by the applicable Party’s internal policies and procedures, which includes by way of example: (i) activities of Medical Liaisons; (ii) grants to support continuing independent medical education (including independent symposia and congresses); and (iii) development, publication and dissemination of publications in support of an approved indication for a Licensed Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email.

1.95.	“Medical Journal” has the meaning set forth in Section 11.6.2.

1.96.
“Medical Liaisons” means those health care professionals employed or engaged by a Party with sufficient health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Licensed Product, and are not sales representatives or otherwise engaged in direct selling or promotion of such Licensed Product.

1.97.	“Net Sales” means with respect to a given period and a given Licensed Product, the gross invoiced sales for such Licensed Product sold by or on behalf of Novartis or any of its

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Affiliates or sublicensees hereunder to Third Parties other than sublicensees in bona fide, arms-length transactions, less the following charges or expenses recorded on an accrual basis, as determined in accordance with Novartis’s Accounting Standards as consistently applied:
(i) normal trade and cash discounts allowed and taken by the Third Party;
(ii) amounts repaid or credited by reasons of defects, rejections, Recalls or returns;
(iii) rebates and chargebacks to customers and managed healthcare organizations, federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers and similar Third Parties (including, without limitation, [*]);
(iv) any amounts recorded in gross revenue associated with goods provided to customers for free;
(v) amounts provided or credited to customers through coupons and other discount programs;
(vi) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;
(vii) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information);
(viii) following such deductions in (i) through (vii) above, less a deduction of [*] percent ([*]%) for direct expenses related to the sales of the Licensed Product, distribution and warehousing expenses and uncollectible amounts on previously sold products.
In addition, (a) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Novartis and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales; (b) if a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis’s Accounting Standards are met; and (c) in the event that the Licensed Product is sold in a given country together with one or more other therapeutically active ingredients or therapies not constituting a Licensed Product for a single price (regardless of their packaging) (a “Combination Product”), such Licensed Product shall be deemed to be sold in such country for an amount equal to the product of (i) the price at which the Combination Product was sold in such country and (ii) the fraction A/(A+B), where A is the weighted (by sales volume) average sale price in such country during the applicable reporting period of the Licensed Product when sold alone, and B is the weighted average sale price (by sales volume) in such country during the applicable reporting period of each other therapeutically active ingredient or therapy included in the Combination Product when sold alone. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages of the Licensed Product or other therapeutically active ingredients or therapies than those that are included in the Combination Product, then Novartis shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Licensed Product or other therapeutically active ingredients or therapies, the calculation of Net Sales for Combination Products will be agreed by the

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Parties based on the relative fair market value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).
Any disposal of Licensed Product at no charge for, or use of such Licensed Product without charge in, clinical or preclinical trials shall not be included in Net Sales.

1.98.	“Novartis” has the meaning set forth in the Preamble.

1.99.	“Novartis Assumed Item” has the meaning set forth in Section 10.2.1.2 (Novartis Secondary Prosecution).

1.100.	“Novartis Development Costs” means the Development Costs incurred by Novartis and its Affiliates.

1.101.
“Novartis Development Data” means, with respect to a given Licensed Product, the preclinical and clinical data generated by or on behalf of Novartis or its Affiliates in the course of its preclinical (if any) and clinical Development of such Licensed Product, on or after the Effective Date of this Agreement, other than Novartis [*] Data. All preclinical and clinical data generated pursuant to this Agreement by or on behalf of Novartis and its Affiliates to obtain, maintain and expand the Regulatory Approval for such Licensed Product in the Territory in accordance with the Development Plan shall be deemed Novartis Development Data.

1.102.
“Novartis Housemarks” means (i) the corporate logo of Novartis, (ii) the trademark “Novartis”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word “Novartis”, and (iv) any other trademark or service mark associated with goods or services of Novartis or its Affiliates, but excluding the Licensed Novartis Trademarks, Licensed Amgen Trademarks, Amgen Housemarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.

1.103.
“Novartis Improvement” means, with respect to a given Licensed Product, any improvement, modification, enhancement or novel use of such Licensed Product that either Covers or specifically relates to such Licensed Product and is Developed by or on behalf of, or Controlled by, Novartis or its Affiliates during the Term.

1.104.	“Novartis Indemnitees” has the meaning set forth in Section 14.1 (Indemnity).

1.105.	“Novartis Key Markets” means [*].

1.106.
“Novartis [*] Data” means, with respect to a given Licensed Product, the preclinical and clinical data generated by or on behalf of Novartis or its Affiliates in the course of its preclinical (if any) and clinical Development of such Licensed Product on or after the Effective Date of this Agreement, which Development is [*] and which [*].

1.107.	“Option” has the meaning set forth in Section 2.1 (Option for Franchise Product 3).

1.108.
“Option Data Package 1” means (i) the Franchise Product 3 [*] Data Package; (ii) the then-current draft of the IND to be filed with FDA or EMA for Franchise Product 3 that includes the [*]; (iii) the then-current plan and budget for Development for Franchise Product 3; and (iv) the status of the prosecution of all Licensed Amgen Patents with respect to Franchise Product 3.

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1.109.
“Option Data Package 2” means (i) the Franchise Product 3 Study Readout; (ii) the Franchise Product 2 Study Readout; (iii) the then-current plan and budget for Development for Franchise Product 3; and (iv) the status of the prosecution of all Licensed Amgen Patents with respect to Franchise Product 3.

1.110.	“Option Exercise Date” means the date on which Novartis has delivered to Amgen an Option Exercise Notice in accordance with Section 2.1 (Option for Franchise Product 3).

1.111.	“Option Exercise Notice” has the meaning set forth in Section 2.1 (Option for Franchise Product 3).

1.112.	“Option Period” means the period beginning on the date that Amgen provides Option Data Package 1 to Novartis, and expiring upon the expiration of Option Period 2.

1.113.
“Option Period 1” means the period beginning on the date that Amgen provides Option Data Package 1 to Novartis, and expiring upon the earliest of (i) [*] days after [*] for Franchise Product 3, (ii) the Option Exercise Date and (iii) termination of this Agreement.

1.114.
“Option Period 2” means the period beginning on the date that Amgen provides Option Data Package 2 to Novartis, and expiring upon the earliest of (i) [*] days after delivery of Option Data Package 2, (ii) the Option Exercise Date and (iii) termination of this Agreement.

1.115.	“Other Development Expenses” means any other expenses incurred for clinical materials, analytical services or other items to the extent in the Development Plan and Development Budget.

1.116.	“Other Development Plan Opt-In Right” has the meaning set forth in Section 5.2.2 (Development Outside the Current Development Plan).

1.117.
“Out-of-Pocket Development Expenses” means direct expenses paid or payable to Third Parties which are specifically identifiable and incurred by a Party and its Affiliates for the Development of Licensed Product(s), including the expenses set forth on the Out-of-Pocket Development Expenses Schedule; provided that such expenses shall have been recorded as income statement items in accordance with such Party’s Accounting Standards and shall not include any pre-paid amounts, capital expenditures, or items intended to be covered by the FTE Rate.

1.118.
“Patent” means any of the following, whether existing now or in the future, anywhere in the world: (i) any patents and patent applications (including provisional applications); (ii) any patent applications filed either from such patents or patent applications (including provisional applications) or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued based on or claiming priority to any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent

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or registration patent or patents of addition to any of such foregoing patents or patent applications.

1.119.	“Party” or “Parties” has the meaning set forth in the Preamble.

1.120.	“Patent and Trademark Matters” has the meaning set forth in Section 10.2.1.1 (Amgen Primary Prosecution).

1.121.	“Pediatric Investigational Plan” means a required plan for the investigation of the drug/biologic compound in the pediatric population submitted to and approved by the EMA.

1.122.
“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.123.
“Phase 1 Clinical Trial” means, with respect to the United States, a clinical trial of a product that meets the definition of a Phase 1 study as described under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

1.124.	“Phase 2 Clinical Trial” means a Phase 2a Clinical Trial or a Phase 2b Clinical Trial.

1.125.
“Phase 2a Clinical Trial” means, with respect to the United States, a clinical trial of a product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s) and/or other Phase 2a Clinical Trial(s) in order to confirm the optimal manner of use of such product (dose and dose regimens) and to further evaluate safety and efficacy, as described under 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

1.126.
“Phase 2b Clinical Trial” means, with respect to the United States, a clinical trial of a product, designed to support and precede the Initiation of a Phase 3 Clinical Trial program, on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy of such product in the target patient population over a range of doses and dose regimens, as described under 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial.

1.127.
“Phase 3 Clinical Trial” means, with respect to the United States, a clinical trial of a product on sufficient numbers of patients that is designed to establish that such product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, and to support Regulatory Approval of such product or label expansion of such Licensed Product, as described under 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent clinical trial. In the event that a human clinical trial that would otherwise meet the definition of a Phase 2 Clinical Trial would, if the defined end-points are met, be sufficient to obtain Regulatory Approval in the indication being studied then, for the purposes of this Agreement, such trial shall be considered a Phase 3 Clinical Trial.

1.128.
“Phase 3b Clinical Trial” means, with respect to a Licensed Product for a given indication in a given country or jurisdiction, a clinical trial of such Licensed Product for such indication Initiated after submission of the MAA to the applicable Governmental Authority for the sale

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of such product for such indication in such country or jurisdiction, but prior to receipt of Regulatory Approval for the sale of such product for such indication in such country or jurisdiction.

1.129.
“Phase 4 Clinical Trial” means, with respect to a Licensed Product for a given indication in a given country or jurisdiction, a clinical trial of such Licensed Product for such indication Initiated after receipt of Regulatory Approval for the sale of such product for such indication in such country or jurisdiction. Phase 4 Clinical Trials may include epidemiological studies, modeling and pharmacoeconomic studies, and post-marketing surveillance studies, as well as any clinical study or research study sponsored and conducted by an individual not employed by or on behalf of either Party.

1.130.
“Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement, or approves or determines pricing, for pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.131.	“Prior Agreement” has the meaning set forth in Section 11.5 (Prior Agreement).

1.132.	“Quality Agreement” has the meaning set forth in Section 8.3 (Quality Agreement).

1.133.
“RACI Documents” means, with respect to a given Licensed Product, the document jointly developed and agreed in writing by the Parties on the Effective Date setting forth certain operational responsibilities of each Party with respect to Development, Manufacturing, Commercialization, Medical Affairs Activities and other Product-related activities.

1.134.	“Recall” means a recall, market suspension or market withdrawal of a Licensed Product or any lots thereof.

1.135.
“Recoveries” means all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party in connection with the final judgment, award or settlement of any enforcement with respect to any Licensed Amgen Patent, Licensed Amgen Trademark, Licensed Amgen Know-How or Joint Patent, each of the foregoing with respect to any Licensed Product in the Field in the Territory.

1.136.
“Regulatory Approval” means, with respect to a given Licensed Product, the product-specific approvals, licenses, permits, certifications, registrations or authorizations from Governmental Authorities necessary under applicable Law for the commercial distribution, Manufacture, marketing and sale of such Licensed Product in a country or some or all of an extra-national territory.

1.137.	“Regulatory Filing” means, with respect to a given Licensed Product, any filing with any Governmental Authority with respect to the Development or Commercialization of such Licensed Product.

1.138.
“Royalty Term” means, with respect to a given Licensed Product, on a country-by-country basis, that period from the First Commercial Sale of such Licensed Product following Regulatory Approval in such country until the later of: (i) the [*] anniversary of such First Commercial Sale; and (ii) the expiration of the last to expire Valid Claim of a Licensed Amgen Patent which, but for the licenses granted under this Agreement, would be infringed

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by the Development, registration, Manufacture, use, Commercialization, sale, offer for sale or importation of such Licensed Product in such country.

1.139.	“[*]” means, collectively, [*].

1.140.	“Scientific Meeting” has the meaning set forth in Section 11.6.1.

1.141.	“Scientific Paper” has the meaning set forth in Section 11.6.2.

1.142.
“Segregate” means, with respect to two (2) programs: (i) to restrict and prevent all program-related contacts and communications between personnel (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Territory (for purposes of this Section 1.142, and Section 7.3 (Post-Effective Date Affiliates) and Section 7.4 ([*] Divestiture), “Personnel”)) working on or involved with the development or commercialization of the first program and Personnel working on or involved with the development or commercialization of the second program; (ii) to ensure that Personnel that are working on the first program will not simultaneously work on the second program and vice versa; (iii) to ensure that confidential information relating to the first program is not shared with or accessed by Personnel that are working on the second program and vice versa; and (iv) from time to time, upon the reasonable request of the other Party, to provide information requested relating to the foregoing items (i) through (iii), and to reasonably cooperate to enable the other Party to verify that such restrictions are in place and sufficient to achieve the foregoing. For clarity, the foregoing restrictions will not prevent employees or consultants of each Party or its Affiliates that are at or above the senior vice president level (or the equivalent) from providing high-level oversight of both Collaboration and non-Collaboration programs, provided that such employees do not have day-to-day responsibilities for either program and that such Party ensures that such employees understand and comply with their obligations of confidentiality and non-use as set forth herein.

1.143.
“Senior Officers” means (i) for Development matters, the [*] for Novartis and the [*] for Amgen (ii) for Medical Affairs Activities matters, the [*] for Novartis and the [*] for Amgen; and (iii) for Commercialization matters, the [*] for Novartis and the [*] for Amgen.

1.144.	“SPC” means any patent term extension or related extension of rights, including supplementary protection certificates and similar rights.

1.145.
“Specified Studies” means, with respect to a Licensed Product, (i) all clinical trials currently underway in the Territory for such Licensed Product in the applicable Development Plan and (ii) all clinical trials in the applicable Development Plan to be Initiated after the Effective Date which are global in nature, including Phase 3b Clinical Trials.

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1.146.
“Study Budget” means, with respect to a Study Plan, the aggregate budget of Development Costs to conduct and complete the study contemplated by such Study Plan, which shall specify the apportionment by Calendar Year.

1.147.
“Study Plan” means, with respect to a given Licensed Product, the plan for any study agreed by the Parties to be included in the Development Plan for such Licensed Product pursuant to Section 5.2.2 (Development Outside the Current Development Plan) or Section 5.3 (Development Outside the Territory).

1.148.	“Supply Agreement” has the meaning set forth in Section 8.2 (Supply).

1.149.	“Taxes” means any tax, excise or duty, other than taxes upon income.

1.150.	“Term” means the period beginning on the Effective Date and ending upon the termination of this Agreement pursuant to Section 7.3 (Termination or Divestiture) or Article 15 (Term and Termination).

1.151.	“Territory” means the entire world, excluding the United States, Canada and Japan.

1.152.
“Territory Brand Plan” means, with respect to a given Licensed Product, the cross-functional Commercialization plan, including the go-to-market plan, as updated from time to time, for such Licensed Product in the Territory in accordance with the Global Brand Plan and approved by the JSC.

1.153.	“Territory Patents and Trademarks” has the meaning set forth in Section 10.2.1.1 (Amgen Primary Prosecution).

1.154.	“Third Party” means any entity other than a Party or an Affiliate of a Party.

1.155.	“Toxicology Report” means the final toxicology report, audited by the [*], for Franchise Product 3.

1.156.
“Trademark” means any and all trademarks of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise, whether or not registered or unregistered, including product names, trade names, service marks, logos, program names, taglines, slogans, trade dress, and any other indicia of origin, including all related rights thereto such as copyrights and design rights (including design patent rights) in pictures, logos, icons, drawings and the like, and any similar and analogous rights anywhere worldwide (excluding Housemarks).

1.157.	“Transition Period” has the meaning set forth in Section 15.5 (Transition Period).

1.158.	“United States” or “U.S.” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).

1.159.
“Valid Claim” means a claim of an issued and unexpired patent, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction or has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise.

1.160.	“VAT” means any value added tax.

2.	OPTION

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2.1.
Option for Franchise Product 3. Novartis shall have [*] right, exercisable during the Option Period, to obtain the [*] licenses set forth in Section 4.1 (Licensed Amgen Patents and Know-How) and Section 4.5 (Trademarks), in each case with respect to Franchise Product 3 (the “Option”). Novartis may exercise the Option at any time during the Option Period by so notifying Amgen in writing (the “Option Exercise Notice”) prior to the expiration of the Option Period. In connection with the foregoing, as soon as reasonably practicable after the Effective Date, the Parties shall discuss the plan and budget for Development, in each case for Franchise Product 3, pursuant to Section 2.3 (Development Prior to Option Exercise Date). Amgen shall, [*], prepare and deliver to Novartis Option Data Package 1 (and thereafter during Option Period 1, [*] in Option Data Package 1, [*]). In the event that Option Period 1 expires without Novartis having exercised the Option in accordance with this Section 2.1 (Option for Franchise Product 3), Amgen shall, promptly (but in any event within [*] days) after [*], prepare and deliver to Novartis Option Data Package 2 (and thereafter during Option Period 2, [*] in Option Data Package 2, [*]). For purposes of clarity, (i) prior to the Option Exercise Date, Franchise Product 3 shall not be a “Licensed Product” hereunder and (ii) from and after the Option Exercise Date, Franchise Product 3 shall be included as a “Licensed Product” hereunder. Notwithstanding anything to the contrary herein, prior to the Option Exercise Date and, if the Option Period expires without Novartis having exercised the Option in accordance with this Section 2.1 (Option for Franchise Product 3), from and after such expiration of the Option Period, Novartis hereby covenants not to sue or assert any claim or liability against Amgen or its Affiliates or sublicensees under any Licensed Amgen Patent with respect to the Manufacture, Development or Commercialization of, or conduct of Medical Affairs Activities with respect to, Franchise Product 3 in or for the Territory. Promptly following the Option Exercise Date, Amgen shall update the Licensed Amgen Patent Schedule to include any Patents Controlled by Amgen or its Affiliates in the Territory relating to Franchise Product 3. In furtherance of the foregoing, Amgen hereby covenants and agrees that it shall not grant any licenses or rights (including, without limitation, any Development, Medical Affairs Activities or Commercialization rights) to any Third Party with respect to Franchise Product 3 during the Option Period.

2.2.
Effect of Option Period Expiration. If the Option Period expires without Novartis having exercised the Option in accordance with Section 2.1 (Option for Franchise Product 3), then, effective immediately and automatically upon such expiration of the Option Period, and without any further action on the part of either Party, (i) the Option shall terminate and be of no further force or effect, (ii) the licenses granted in Article 4 (Grant of License) shall be deemed null and void ab initio with respect to Franchise Product 3; (iii) Amgen shall have no further obligation to Novartis with respect to Franchise Product 3 and Novartis shall have no further obligation to Amgen with respect to Franchise Product 3; and (iv) this Agreement shall terminate in accordance with Section 15.2.1 (Termination with Respect to Franchise Product 3 if Option not Exercised during Option Period) with respect to Franchise Product 3.

2.3.
Development Prior to Option Exercise Date. Prior to the Option Exercise Date, subject to Section 7.3 (Post-Effective Date Affiliates), [*] for Development of Franchise Product 3 and the Parties shall meet [*] in person, via teleconference or videoconference or otherwise,

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or as otherwise agreed by the Parties, to discuss Development of Franchise Product 3 globally and to develop an initial plan and budget for Development for Franchise Product 3. Any in-person meetings shall be held on an alternating basis between Novartis’s and Amgen’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses relating to such meetings. Amgen shall consider [*] expressed by Novartis with respect to such Development, [*].

3.	COLLABORATION SCOPE AND GOVERNANCE

3.1.
Conduct of the Collaboration. The Parties shall cooperate to Develop the Licensed Products worldwide, conduct Medical Affairs Activities with respect to Licensed Products in the Field in the Territory, and Commercialize the Licensed Products in the Field in the Territory, in each case in accordance with the terms and conditions of this Agreement (the “Collaboration”).

3.2.	Committees and Teams.

3.2.1.
Promptly but not later than sixty (60) days following the Effective Date, the Parties shall establish a cross-functional joint management committee (the “Joint Management Committee” or “JMC”) to review the overall strategy of the Collaboration and, as needed, attempt to resolve issues presented to it by, and disputes within, the Joint Steering Committee, in accordance with Section 3.5 (Decision Making).

3.2.2.
Promptly but not later than sixty (60) days following the Effective Date, the Parties shall establish a cross-functional joint steering committee (the “Joint Steering Committee” or “JSC”) to upon such formation, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, (i) review strategies for Manufacture of such Licensed Product for and in the Territory and review and approve plans and strategies for, and the conduct and progress of, activities by each Party relating to the Development worldwide and Medical Affairs Activities and Commercialization in the Territory of such Licensed Product, including the applicable Development Plan, Global Brand Plan and Territory Brand Plan, (ii) monitor the Parties’ activities under this Agreement pursuant to the applicable Development Plan, Territory Brand Plan and Global Brand Plan, (iii) review and annually approve the applicable Development Budget no later than [*] of each Calendar Year, (iv) direct and oversee any JPT established by the JSC, on all significant issues that fall within the responsibilities of such JPTs, (v) attempt to resolve issues presented to it by, and disputes within, the JPTs, in accordance with Section 3.5 (Decision Making), (vi) review and approve the RACI Documents and any updates thereto, as needed, and (vii) make such determinations as are expressly delegated to it under the terms of this Agreement. In accordance with Section 3.4.1, each Party shall keep the Joint Steering Committee informed of the progress and results of its activities under the Development Plan, Territory Brand Plan, Global Brand Plan and RACI Documents through its members on the Joint Steering Committee and as otherwise provided herein. Amgen shall

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prepare the first draft of each Global Brand Plan, and Novartis shall prepare the first draft of each Territory Brand Plan, in each case for presentation to the JPT.

3.2.3.
Each of the Joint Steering Committee and the Joint Management Committee (each, a “Committee”) will have solely the roles and responsibilities assigned to it in this Article 3 (Collaboration Scope and Governance) and as otherwise expressly set forth in this Agreement. Neither the Committees nor a Party exercising its final decision making pursuant to Section 3.5 (Decision Making) will have authority to amend, modify or waive compliance with this Agreement, to make decisions that conflict with the terms and conditions of this Agreement, or to create new financial or other obligations for a Party not specified in this Agreement.

3.2.4.
Each Committee shall be comprised of an equal number of representatives from each of Amgen and Novartis. The number of such representatives shall be, with respect to the JSC, up to [*] for each of Amgen and Novartis, and with respect to the JMC, up to [*] for each of Amgen and Novartis, or for each Committee such other number as the Parties may agree in writing. The JSC and JMC shall be composed of members of relevant functional specialties and expertise. The members of each Committee shall have the appropriate level of seniority, decision-making authority and expertise commensurate with the responsibilities of the Committee to which they are appointed. The Alliance Managers appointed by Amgen and Novartis pursuant to Section 3.7 (Alliance Managers) are ex officio members of the JSC and JMC. Either Party may replace its respective committee representatives at any time upon prior written notice to the other Party. In the event a Committee member from either Party is unable to attend or participate in a Committee meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion, the identity of whom shall be communicated in advance to the other Party, in which case no specific notice shall be required. In the event both the Committee member and its substitute representative are unable to attend or participate in a Committee meeting, the Party who designated such representatives may designate an ad hoc representative for the meeting in its sole discretion, with prior notice to the relevant Committee.

3.2.5.
Joint Project Teams. From time to time, the Joint Steering Committee or the Parties may establish permanent or ad hoc cross-functional or function-specific joint project teams to oversee particular projects or activities, including Development, Manufacturing, Medical Affairs Activities and Commercialization, within the scope of the JSC’s authority hereunder, and such joint project teams will be constituted as the Joint Steering Committee approves (each, a “Joint Project Team” or “JPT”). If any JPT is unable to reach a decision on any matter after endeavoring in good faith to do so, such matter shall be referred to the Joint Steering Committee for resolution as provided in Section 3.5 (Decision Making).

3.3.
Committee Co-Chairs. Each Party shall appoint one of its members in each Committee to co-chair such Committee’s meetings (each, a “Co-Chair”). The Co-Chairs shall (i) ensure the orderly conduct of the Committee’s meetings, (ii) attend each Committee meeting (either in-person, by videoconference or telephonically), and (iii) ensure the preparation and

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issuance of written minutes of each meeting within [*] days thereafter accurately reflecting the discussions and decisions of such meeting. Unless otherwise agreed, the Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that the Committee is able to effectuate all of its decisions within the scope of its responsibilities. In the event the Co-Chair from either Party is unable to attend or participate in a Committee meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole discretion.

3.4.	Committee Meetings.

3.4.1.
The Joint Steering Committee shall meet [*], or more or less often as otherwise agreed by the Parties, but in no event less than [*] and such meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs. As appropriate, and provided that not less than two (2) Business Days’ prior written notice has been given to the other Party, other employees of the Parties may attend Joint Steering Committee meetings as observers, but a Party shall not bring a Third Party to a meeting without the other Party’s prior consent. Either Party may also call for special meetings of the Joint Steering Committee (in person, by videoconference or teleconference) with reasonable prior written notice (it being agreed that at least [*] Business Days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the Joint Steering Committee. Each Co-Chair shall ensure that its Joint Steering Committee members receive adequate notice of such meetings.

3.4.2.
The Joint Management Committee shall meet [*], or more or less often as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs. As appropriate, provided that not less than two (2) Business Days’ prior written notice has been given to the other Party, and subject to such other Party’s approval (not to be unreasonably withheld, conditioned or delayed), other employees of the Parties may attend Joint Management Committee meetings as observers. Either Party may also call a special meeting of a Joint Management Committee (in person, by videoconference or teleconference) by at least [*] Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the Joint Management Committee no later than [*] Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.

3.5.
Decision Making. Other than as set forth herein, in order to make any decision required of it hereunder, the Joint Steering Committee and the Joint Management Committee must have present (in person, by videoconference or telephonically) at least the Co-Chair of each Party (or his/her designee for such meeting). The Parties will endeavor to make decisions where required of the Joint Steering Committee and the Joint Management Committee by mutual agreement of the Co-Chairs. The Parties will endeavor to make decisions within a Joint Project Team by mutual agreement. If a dispute arises which cannot be resolved within a Joint Project Team, the Co-Chairs of either Party may cause such dispute to be referred to the Joint Steering Committee for resolution. If a dispute arises on a Critical Matter which

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cannot be resolved within the Joint Steering Committee, the Co-Chair of either Party may cause such dispute to be referred to the Joint Management Committee for resolution; provided that if, in the good faith determination of the Co-Chair with the deciding vote at the JMC, resolution of such matter requires [*] pursuant to applicable Law or to prevent a material adverse effect on a Licensed Product or a Party, such Co-Chair will have the right to make an interim decision pending JMC determination. Within the Joint Steering Committee (for non-Critical Matters) and the Joint Management Committee (for Critical Matters):

3.5.1.	Development:

3.5.1.1.	Prior to [*], the Amgen Co-Chair shall have the deciding vote on all Development and Medical Affairs Activities matters for all Licensed Products whether within or outside the Territory.

3.5.1.2.
Following [*], (i) the Amgen Co-Chair shall have the deciding vote on all Development and Medical Affairs Activities matters for all Licensed Products outside the Territory and (ii) the Novartis Co-Chair shall have the deciding vote on all Development and Medical Affairs Activities matters for all Licensed Products in the Territory unless, in either case, (a) [*] with respect to, any Licensed Product [*] or (b) [*] with respect to, any Licensed Product [*], in which case ((a) and (b)), [*].

3.5.2.
Regulatory: The Amgen Co-Chair shall have the deciding vote on all regulatory matters for all Licensed Products outside the Territory and the Novartis Co-Chair shall have the deciding vote on all regulatory matters for all Licensed Products in the Territory unless, in either case, (a) [*] any Licensed Product [*] or (b) [*] any Licensed Product [*], in which case ((a) and (b)), [*].

3.5.3.	Commercialization.

3.5.3.1.	The Amgen Co-Chair shall have the deciding vote with respect to the Global Brand Plans and all Commercialization matters with respect to the Licensed Products outside the Territory.

3.5.3.2.
The Novartis Co-Chair shall have the deciding vote with respect to the Territory Brand Plans and all Commercialization matters with respect to the Licensed Products within the Territory; provided that such activities must be consistent with the applicable Territory Brand Plan, and [*] must [*].

3.5.4.
Escalation of Critical Matters. If either Party believes its comments as to any Critical Matter are not being given adequate consideration at the JMC, then such Party may request that such matter be reviewed and discussed by a Senior Officer of each Party who is not a JMC member prior to final decision by the JMC. Escalation of a matter to such Senior Officers shall suspend implementation of any decision of the JMC on such matter until completion of such escalation process or earlier resolution of the matter by the JMC; provided that if, in the good faith determination of the Co-Chair with the deciding vote at the JMC, resolution of such matter requires [*] pursuant to applicable Law or to prevent a material adverse effect on a Licensed

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Product or a Party, such Co-Chair will have the right to make an interim decision pending JMC determination.

3.6.
Interactions Between the Joint Management Committee, the Joint Steering Committee, and Joint Project Teams. The Parties recognize that while they will establish the Joint Management Committee, the Joint Steering Committee and Joint Project Teams for the purposes hereof, each Party maintains internal structures (including its own committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. The Parties shall establish procedures to facilitate communications between the Joint Management Committee, the Joint Steering Committee and Joint Project Teams hereunder and the relevant internal committees, teams or boards within each Party in order to maximize the efficiency of the Parties’ activities pursuant to this Agreement.

3.7.
Alliance Managers. Promptly but not later than sixty (60) days following the Effective Date, each of Amgen and Novartis shall appoint one or more senior representatives who possess a general understanding of Development, regulatory, Medical Affairs Activities, Manufacturing and Commercialization matters to act as its respective alliance manager(s) for the Collaboration (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager(s) at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. Consistent with the Development Plan, the Territory Brand Plan and Section 3.5 (Decision Making), each Alliance Manager, on behalf of the applicable Party’s Co-Chair of the applicable Committee, will also be responsible for:

3.7.1.	providing a single point of communication for seeking consensus both within the respective Party’s organization and together regarding key strategy and plan issues;

3.7.2.	identifying and raising disputes to the JSC or JMC for discussion in a timely manner; and

3.7.3.	planning and coordinating internal and external communications in accordance with the terms of this Agreement.
The Alliance Managers shall be entitled to attend all JSC and JMC meetings, and shall have the right to attend all JPT meetings. Consistent with Section 3.5 (Decision Making), each Alliance Manager may bring any matter to the attention of the JSC or JMC where such Alliance Manager reasonably believes that such matter requires attention of the JSC or JMC.

3.8.
Outside the Territory. Unless expressly set forth in this Agreement otherwise, Amgen shall have sole decision-making authority with regard to Development, regulatory, Medical Affairs Activities, Manufacturing and Commercialization of Licensed Products outside the Territory. Novartis and its Affiliates shall not Commercialize or conduct Medical Affairs Activities with respect to Licensed Products in any country outside the Territory.

4.	GRANT OF LICENSE

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4.1.
Licensed Amgen Patents and Know-How. Amgen hereby grants to Novartis, during the Term, effective as of the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and effective as of the Option Exercise Date, with respect to Franchise Product 3 (without any further action by either Party), subject to the terms and conditions hereof, (i) [*] ([*]), royalty-bearing right and license under the Licensed Amgen Patents, Licensed Amgen Know-How and Amgen’s interest in the Joint Patents, solely to use, research, Develop, conduct Medical Affairs Activities with respect to, sell, import and otherwise Commercialize the Licensed Products in the Field in the Territory in accordance with this Agreement; and (ii) [*], royalty-bearing right and license under the Licensed Amgen Patents, Licensed Amgen Know-How and Amgen’s interest in the Joint Patents, solely to Develop the Licensed Products outside of the Territory in support of the Development or Commercialization of Licensed Products in the Field in the Territory subject to Section 5.3 (Development Outside the Territory). Such license shall include the right to sublicense only as set forth in Section 4.3 (Sublicensing) and shall be subject to Amgen’s right to conduct (itself or through its Affiliates or contractors) Development of Licensed Products in the Territory in accordance with this Agreement.

4.2.
Licensed Novartis Know-How and Patents. Novartis hereby grants to Amgen, effective as of the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and effective as of the Option Exercise Date, with respect to Franchise Product 3 (without any further action by either Party), subject to the terms and conditions hereof (including Section 15.3.2 (Termination Effects)), [*], fully-paid, royalty-free, perpetual right and license, under the Licensed Novartis Know-How and Licensed Novartis Patents solely to Manufacture, research, Develop, conduct Medical Affairs Activities with respect to, use, sell, import and otherwise Commercialize, the Licensed Products in the Field outside the Territory (and worldwide after termination of this Agreement), and within and outside the Territory for Manufacturing and for performing its obligations hereunder, including any supply obligations with respect to the Licensed Products. Such license shall include the right to sublicense only as set forth in Section 4.3 (Sublicensing).

4.3.
Sublicensing. Each Party shall have the right to sublicense the rights granted to such Party hereunder, subject to the terms and conditions of this Section 4.3 (Sublicensing). Novartis shall have the right to sublicense the rights granted it hereunder (i) as mutually agreed by the Parties, (ii) to contractors (e.g., contract research organizations, distributors, wholesalers, contract sales forces) in the Territory provided that Novartis remains primarily responsible for the activities of any such contractors, (iii) in connection with country-specific (i.e., not international or multi-national) co-marketing arrangements and (iv) to country-specific (i.e., not international or multi-national) distributors; provided that any sublicense under the foregoing clause (iii) or (iv) shall be subject to Amgen’s consent, not to be unreasonably withheld, solely in the event that the marketing authorization for the applicable Licensed Product in the applicable country will be transferred to such sublicensee. Amgen shall have the right to sublicense the rights granted it hereunder (i) as mutually agreed by the Parties and (ii) to those parties to which Amgen (or its Affiliate or licensee) is also granting licenses to Amgen patents or know-how relating to the applicable Licensed Product(s) or the use thereof (other than a global sublicense of all rights to Develop the applicable Licensed Product(s)). The Party granting the sublicense hereunder will remain responsible for the full

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and complete performance of all of such Party’s obligations and duties under this Agreement and compliance of any such Third Party and sublicense with the terms of this Agreement. Each Party shall promptly notify the other Party of the grant of each sublicense (other than a sublicense with a contractor). Novartis shall provide Amgen a copy of the final executed sublicense agreement, redacted for information not pertinent to this Agreement (including financial terms). Any such sublicense agreement shall obligate the sublicensee to comply with all relevant restrictions, limitations and obligations in this Agreement including those relating to confidentiality of the other Party’s Confidential Information. Any use by a Party of a Third Party (including contractors) to perform obligations under this Agreement shall be pursuant to a written agreement that is materially as protective of the other Party and its intellectual property and proprietary rights as the terms of this Agreement.

4.4.
Provision of Know-How. Following the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and following the Option Exercise Date, with respect to Franchise Product 3, the Parties shall cooperate to establish procedures for the provision of Licensed Amgen Know-How relating to the applicable Licensed Product to Novartis and Licensed Novartis Know-How relating to the applicable Licensed Product to Amgen, in each case to the extent [*] for such Party to exercise its rights and perform its obligations in accordance with this Agreement. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, during the Term, Amgen shall use [*] to provide all Licensed Amgen Know-How related to the applicable Licensed Product to Novartis, and Novartis shall use [*] to provide all Licensed Novartis Know-How related to the applicable Licensed Product to Amgen, in each case to the extent [*] to exercise its rights and perform its obligations in accordance with this Agreement. In any event, following the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and following the Option Exercise Date, with respect to Franchise Product 3, each of the Parties shall provide to the other any Licensed Amgen Know-How or Licensed Novartis Know-How related to the applicable Licensed Product (respectively) as the other Party shall reasonably request; provided that a Party shall not be obligated to disclose any Licensed Amgen Know-How or Licensed Novartis Know-How, as the case may be, that is (i) proprietary or trade secret with respect to such Party and (ii) not [*] for the other Party to exercise its rights and perform its obligations in accordance with this Agreement. Unless otherwise agreed by the Parties, information shared under this Section 4.4 (Provision of Know-How) shall be disclosed in the English language.

4.5.	Trademarks.

4.5.1.
Grant to Novartis. Amgen hereby grants to Novartis, effective as of the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and effective as of the Option Exercise Date, with respect to Franchise Product 3 (without any further action by either Party), [*] (except as otherwise expressly set forth herein (such exception to include the transition period described in Section 15.5 (Transition Period))) right and license during the Term, subject to the terms and conditions hereof, solely to research, Develop, conduct Medical Affairs Activities with respect to, use, sell, import and otherwise Commercialize the applicable Licensed Product in the Field in the Territory under the same Licensed Amgen Trademarks as used by Amgen, its Affiliates or permitted licensees or sublicensees for such Licensed

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Product in the corresponding indications outside the Territory. In the event that Amgen has identified a Licensed Amgen Trademark to be so used, and is developing plans to so use such Licensed Amgen Trademark, the foregoing license shall permit Novartis to similarly conduct such planning activities in the Territory to the same extent of Amgen’s planning activities outside the Territory. Each Party shall provide regular updates to the other Party regarding proposed Licensed Amgen Trademarks and Licensed Novartis Trademarks, as the case may be. Such license shall include the right to sublicense only as set forth in Section 4.3 (Sublicensing). Should Novartis desire that a different trademark be used for a given Licensed Product in the Field in the Territory, or if additional trademarks to those used outside the Territory are otherwise required, Novartis shall be entitled to do so after consulting with Amgen and giving due consideration to Amgen’s reasonable comments regarding an additional or replacement trademark (or trademarks). Such replacement or additional trademark(s) shall be registered and owned by Novartis in the Territory. At Amgen’s election and with the approval of the applicable Governmental Authority, the labeling, packaging and materials for any Licensed Product supplied by or on behalf of Amgen to Novartis hereunder shall include Amgen Housemarks in equal prominence with Novartis Housemarks, provided that Amgen shall inform Novartis sufficiently in advance of making such election.

4.6.
Trademark and Housemark Quality Standards. Each Party shall (i) maintain such reasonable quality standards for the Amgen Housemarks and Licensed Amgen Trademarks (with respect to Novartis) or the Novartis Housemarks and Licensed Novartis Trademarks (with respect to Amgen) as it maintains for its own trademarks of a similar nature and shall comply with the other Party’s reasonable specifications and usage standards supplied to it in writing (and as may be updated by written notice from time to time); (ii) not use any Amgen Housemark or Licensed Amgen Trademark (with respect to Novartis) or any Novartis Housemark or Licensed Novartis Trademark (with respect to Amgen) in a manner that suggests any connection with any product or service, other than use associated with the applicable Licensed Product or any service associated with such Licensed Product; and (iii) not use or display the Amgen Housemarks or Licensed Amgen Trademarks (with respect to Novartis) or the Novartis Housemarks or Licensed Novartis Trademarks (with respect to Amgen) in any manner that might dilute, tarnish, disparage or reflect adversely on the other Party or such marks. Prior to using any Amgen Housemark or Licensed Amgen Trademark (with respect to Novartis) or Novartis Housemark or Licensed Novartis Trademark (with respect to Amgen), the Parties shall agree upon a guideline for use of such trademarks, including the review procedure and timing. From time to time, upon request by a Party, the other Party shall provide copies of the usage of the Amgen Housemarks and Licensed Amgen Trademarks (with respect to Novartis) or Novartis Housemarks and Licensed Novartis Trademarks (with respect to Amgen) used in the marketing or promotion of the applicable Licensed Product in order to review such usage. Amgen agrees that it shall not seek to register or obtain ownership rights in any Novartis Housemark or Licensed Novartis Trademark (or confusingly similar trademark) and Novartis agrees that it shall not seek to register or obtain ownership rights in any Amgen Housemark or Licensed Amgen Trademark

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or any trademark used by Amgen in connection with the applicable Licensed Product outside the Territory in any indication (or confusingly similar trademark to any of the foregoing).

4.7.
Domain Names. Amgen shall be [*] entitled to register, own and use any Domain Names corresponding to or containing Amgen Housemarks or Amgen Licensed Trademarks in any generic Top Level Domains (gTLDs), including the new and to be introduced gTLDs. Amgen shall own all goodwill associated with all Domain Names corresponding to or containing an Amgen Housemark or Amgen Licensed Trademark throughout the world. Novartis shall be [*] entitled to register, own and use any Domain Names corresponding to or containing a Licensed Amgen Trademark in any Country Code Top Level Domains (ccTLDs) corresponding to countries within the Territory.

4.8.
Retained Rights and Limitations. No rights to either Party’s patents, trademarks or other proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved. Subject to Section 2.3 (Development Prior to Option Exercise Date), Novartis shall not research, Develop, Manufacture, conduct Medical Affairs Activities with respect to or Commercialize Franchise Product 3 prior to the Option Exercise Date or any Licensed Product outside the Territory and Amgen shall not research, Develop, conduct Medical Affairs Activities with respect to or Commercialize any Licensed Product inside the Territory, in each case, other than as expressly set forth in this Agreement (including under a Development Plan). Notwithstanding the licenses granted in this Article 4 (Grant of License), each Party retains rights to perform (itself or through its Affiliates or contractors) its obligations under this Agreement.

5.	DEVELOPMENT AND REGULATORY

5.1.
Responsibility for Development. Except as otherwise set forth in this Section 5.1 (Responsibility for Development), from and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after Option Exercise Date, with respect to Franchise Product 3, the Parties will share responsibility for day-to-day Development activities for each Licensed Product worldwide in accordance with the applicable Development Plan and Development Budget, including generating protocols subject to the JSC’s review and approval, conducting clinical trials, and data collection, verification and analysis. Solely with respect to Franchise Product 1 prior to receipt of the first Regulatory Approval therefor in the U.S., (i) Amgen shall be the Development lead and shall have primary responsibility for day-to-day Development activities relating thereto worldwide in accordance with the applicable Development Plan and Development Budget and (ii) Novartis shall provide both strategic input and operational support for such activities as agreed in the applicable Development Plan and Development Budget; provided that, notwithstanding the foregoing, Novartis shall have those responsibilities with respect to Franchise Product 1 and Franchise Product 2 as set forth in the RACI Documents, including with respect to [*]. In the event of a conflict between the terms of this Agreement, a Supply Agreement or a Quality Agreement, on the one hand, and the RACI Documents, on the other hand, the terms of this Agreement, such Supply Agreement or such Quality Agreement shall prevail. Additionally, [*] shall be [*] responsible for the development of any Clinical Trials or other activities directed to Lifecycle Management for the Licensed Products as agreed

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by the JSC and approved by the JMC. [*] shall be responsible at its expense for determining and providing all Medical Affairs Activities relating to the Licensed Products in the Territory.

5.2.	Development Within and Outside Development Plan.

5.2.1.
Development Plan. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, the Parties shall conduct Development of Licensed Products in accordance with the Development Plan and Development Budget. The JSC shall review the Development Plan and Development Budget, including the Study Plans and Study Budgets, at least annually and, if agreed, the Parties shall approve revisions to such plans and budgets.

5.2.2.
Development Outside the Current Development Plan. In the event that either Party or any of its Affiliates or sublicensee(s) desires to conduct a clinical study with respect to Licensed Product(s) not included in the then-current Development Plan, then such Party shall provide written notice to the JSC of the proposed trial design (including the most current protocol draft), study size (estimated number of patients), study site and any identified investigators (including names, qualifications and professional positions), and the purpose of such study. If the other Party so agrees, such study will be included in the Development Plan and the Parties shall agree upon a Study Budget therefor. If the other Party does not wish to include such study in the Development Plan, [*], the Party proposing the study [*]. In any event, [*].

5.2.3.
Non-Clinical Studies. Either Party may propose to the JSC additional non-clinical studies or other Development-related activities for Licensed Product(s) in the Territory not included in the then-current Development Plan, and the JSC shall consider appropriate participation and cost sharing between the Parties with respect to such activities.

5.3.
Development Outside the Territory by Novartis or Inside the Territory by Amgen. In the event that in furtherance of the Development activities for Licensed Product(s) in the Territory (in the case of Novartis) or outside the Territory (in the case of Amgen), a Party or any of its sublicensee(s) believes it needs to conduct clinical studies outside the Territory (in the case of Novartis) or within the Territory to the extent not included in a Development Plan (in the case of Amgen) for such purpose, then such Party shall provide written notice to the JSC of the proposed trial design (including the most current protocol draft), study size (estimated number of patients), study site, investigators (including names, qualifications and professional positions) and the purpose of and need for such study. Such Party shall not conduct such studies outside the Territory (in the case of Novartis) or within the Territory (in the case of Amgen) without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that not providing consent shall be deemed reasonable in the event such other Party is in active enrollment for a clinical trial at such study site or if such proposed clinical study would reasonably be expected to adversely impact recruitment for any clinical trial of such other Party). If the other Party grants consent and so agrees, such studies will be included in the Development Plan and the Development Budget. If the other Party does not wish to include such studies in the Development Plan, the proposing Party shall [*].

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5.4.	Regulatory Matters.

5.4.1.
Regulatory Communications and Filings. Amgen shall be the regulatory lead outside the Territory and shall have responsibility for regulatory activities relating to the Licensed Products outside the Territory, including preparing, submitting and maintaining all Regulatory Filings outside the Territory in accordance with the Development Plan, and Novartis shall provide strategic input for such activities therefor as set forth in the Development Plan. Subject to this Section 5.4.1 (Regulatory Communications and Filings), Novartis shall be the regulatory lead in the Territory and shall have primary responsibility for regulatory activities relating to the Licensed Products in the Territory, including preparing, submitting and maintaining all Regulatory Filings in the Territory in accordance with the Development Plan, and Amgen shall provide strategic input for such activities therefor as set forth in the Development Plan; [*]. Notwithstanding the foregoing or Section 3.5.2 (Regulatory), the Parties shall mutually agree on the timing of the filing strategy for marketing applications for each Licensed Product to be consistent with Amgen’s drug Manufacturing plans applicable to Licensed Product to be supplied for the Territory. Unless [*] is required with respect to such Regulatory Filing or a material communication with a Governmental Authority with respect to any Licensed Product, the lead regulatory Party shall provide the other Party with copies of material Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) prior to submission within a reasonable amount of time and reasonably consider comments of such other Party (but in the event of a disagreement between the Parties with respect to such comments and proposed revisions, such matter shall be escalated to the JSC for review). The lead regulatory Party shall consult with the other Party regarding, and keep such other Party informed of, the status of the preparation of all Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) it submits, Governmental Authority review of any such Regulatory Filings, and all Regulatory Approvals that it obtains with respect to the Licensed Products. The lead regulatory Party shall provide to the other Party copies of all final Regulatory Filings it submits promptly after the submission (but in no event later than [*] days after submission). Through the JPT, the Parties shall agree to the point at which Novartis shall take the lead regulatory role in the Territory for purposes of performing Territory-specific clinical trials and supporting pricing and reimbursement in the Territory, with the intent of not interrupting Amgen’s regulatory activities with respect to the Licensed Products, providing Novartis with sufficient lead-time to conduct interactions with Governmental Authorities in connection with any [*] for such Licensed Product in the Territory and to hold pre-MAA meetings with the EMA and file the MAAs for the Licensed Products in the Territory, and to effect a smooth and efficient transfer (which shall occur no later than promptly following [*] in the U.S. for the applicable Licensed Product).

5.4.2.
Regulatory Meetings. The lead regulatory Party shall consult with the other Party reasonably in advance of the date of any anticipated meeting with a Governmental Authority in the Territory and shall consider any timely recommendations made by

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such other Party in preparation for such meeting. A representative of Amgen [*] scheduled meetings between Novartis and the applicable Governmental Authority in the Territory with respect to any Licensed Product, to the extent permissible by such Governmental Authority. Novartis shall inform Amgen of any unscheduled teleconferences and meetings (other than teleconferences and meetings that are solely administrative in nature) with Governmental Authorities in the Territory with respect to the Licensed Product reasonably promptly after they occur. A representative of Novartis [*] scheduled meetings between Amgen and the applicable Governmental Authority outside the Territory with respect to any Licensed Product, to the extent permissible by such Governmental Authority. [*]

5.4.3.
Ownership of Regulatory Filings and Regulatory Approvals. Consistent with the transfer of the lead regulatory role in the Territory described in Section 5.4.1 (Regulatory Communications and Filings), Amgen shall transfer to Novartis all prior Regulatory Filings in the Territory in Amgen’s possession with respect to each Licensed Product. Novartis shall not transfer title in, fail to maintain or otherwise attempt in any manner to dispose of any Regulatory Filings or Regulatory Approvals or other governmental licenses, approvals or certificates for the Licensed Products in the Territory without the prior written approval of Amgen.

5.4.1.	Clinical Trial Data. Right of Reference.

5.4.1.1.
From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, (i) Novartis shall maintain a database containing all clinical trial data accumulated from all clinical trials of the applicable Licensed Product conducted by, on behalf of, or with the support of Novartis in the Territory or outside the Territory if Amgen agrees ([*]), and (ii) Amgen shall maintain a database containing all clinical trial data accumulated from all clinical trials of the applicable Licensed Product conducted by, on behalf of, or with the support of Amgen outside the Territory or in the Territory ([*]). Each Party shall require that, with respect to any clinical trial conducted pursuant to the Development Plan, study investigators obtain patient authorizations and consents required under the United States Health Insurance Portability and Accountability Act of 1996, the EU Data Protection Directive or any other similar applicable Law in connection with such clinical trial to permit the sharing of clinical data from such clinical trial with the other Party.

5.4.1.2.
From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after Option Exercise Date, with respect to Franchise Product 3, upon the request of either Party, the other Party shall provide a right of reference to any requested Regulatory Filings or Regulatory Approvals for each Licensed Product (provided that Novartis shall not grant a right of reference to Novartis [*] Data and any Regulatory Filings or Regulatory Approvals referring to Novartis [*] Data, and Amgen shall not grant a right of reference to Amgen [*] Data and any Regulatory Filings or

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Regulatory Approvals referring to Amgen [*] Data), in each case as [*] for the requesting Party’s Development, Manufacture (in the case of Amgen only), conduct of Medical Affairs Activities with respect to, or Commercialization of the applicable Licensed Product as permitted hereunder. Each Party shall be entitled to sublicense such right to any permitted licensee pursuant to Section 4.3 (Sublicensing).

5.5.	Safety Matters.

5.5.1.
Safety Agreement. Promptly following the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and promptly following the Option Exercise Date, with respect to Franchise Product 3, Amgen and Novartis shall develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the applicable Licensed Product sufficient to permit each Party, its Affiliates, permitted sublicensees and licensees to comply with Law, including, to the extent applicable, those obligations contained in FDA and EMA regulations. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement between the Parties which shall be entered into within ninety (90) days of the Effective Date (or any other longer period as may be agreed between the Parties).

5.5.2.
Adverse Event Reporting. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, each Party shall (i) be responsible for reporting to the relevant Governmental Authorities all adverse events with respect to the Licensed Products (whether within or outside the Territory), to the extent required by and in accordance with Law; (ii) ensure that its Affiliates, permitted sublicensees and licensees, as applicable, comply with all such reporting obligations; and (iii) designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events with respect to the Licensed Products.

5.5.3.
Ownership of Core Data Sheet and Global Safety Database. As between the Parties, Amgen shall own and control the global safety database, the Developmental core safety information (“DCSI”), and core data sheet for each Licensed Product throughout each Licensed Product’s lifecycle, including Commercialization. Amgen shall provide to Novartis copies of such DCSI and core data sheet and any updates thereto in a timely manner (such that Novartis has a current version of such files), shall provide Novartis the opportunity to review and provide comments on the core data sheet, and shall reasonably consider such comments of Novartis in good faith. In the event that a Governmental Authority in the Territory mandates a change to a regional or country-specific label for a Licensed Product that varies from the applicable core data sheet, Novartis shall notify Amgen and Amgen shall permit such mandated variance from such core data sheet.

5.6.	Cooperation Generally. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to

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Franchise Product 3, subject to the oversight of the JSC, the Parties shall provide each other with any cooperation reasonably requested by the other with respect to the Development of and Regulatory Approval for the Licensed Products.

6.	COMMERCIALIZATION

6.1.
Operational Control. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, Novartis shall have sole responsibility for Commercialization of the Licensed Products in the Field in the Territory. Such Commercialization shall be conducted in accordance with the then-current Territory Brand Plan consistent with the Global Brand Plan and approved by the JSC. Subject to the foregoing, Novartis’s responsibilities from and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, shall include: (i) determination of commercial strategies (e.g., strategies for branding, product positioning, pre-launch activities (e.g., market research), launch sequence, launch and post-launch marketing and promotion, pricing and reimbursement and field sales force optimization); (ii) determination of packaging and labeling; (iii) creation of promotional materials regarding the Licensed Products which are intended for distribution to Third Parties (including medical professionals) and to Novartis’s sales force (subject to Section 4.6 (Trademark Quality Standards) and Section 6.2 (Promotional Materials)); (iv) determining and conducting promotion activities; and (v) conducting sales and distribution activities, including pricing and liaising with the applicable Governmental Authority in connection with any applicable Pricing Approval, booking sales (i.e., recognizing all revenues), taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables, call reporting, handling data regarding sales to hospitals and other end users and handling all other customer service-related functions. Novartis shall be solely responsible for its costs incurred in its Commercialization of the Licensed Products.

6.2.
Promotional Materials. Each Party shall only prepare and use promotional materials that are compliant with applicable Law and are consistent with, in respect of Novartis, the Global Brand Plan and the Territory Brand Plan, and in respect of Amgen, the Global Brand Plan. Upon reasonable request, each Party shall provide to the other Party copies of the key promotional materials used by such providing Party in the Territory (in respect of Novartis) or outside the Territory (in respect of Amgen) with respect to Licensed Products.

6.3.
Commercialization Outside the Territory. Except as expressly set forth in this Agreement, Amgen shall be solely responsible for the Commercialization of the Licensed Products outside the Territory and the costs thereof. Novartis shall have no rights with respect thereto.

6.4.
Reimportation. To the extent permitted by applicable Law, each Party shall use Commercially Reasonable Efforts to prevent Licensed Products provided to or made for or on behalf of such Party for use or sale inside the Territory with respect to Novartis or outside of the Territory with respect to Amgen from being distributed or sold in the other Party’s territory, except where Amgen and Novartis agree that the exporting person or entity is in possession of all regulatory authorizations and intellectual property licenses necessary for

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such export, import and sale. Each Party shall notify the other Party if it becomes aware of the exportation of Licensed Products from its territory and discuss with the other Party the same.

6.5.	Cooperation Generally. Subject to the oversight of the JSC, the Parties shall cooperate generally with respect to the Commercialization of the Licensed Products in the Field in the Territory.

6.6.	[*].[*]

7.	DILIGENCE; ACTIVITIES OUTSIDE THE COLLABORATION

7.1.
Commercially Reasonable Efforts. From and after the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Franchise Product 3, Novartis shall use Commercially Reasonable Efforts to (i) Develop the Licensed Products in the Field as contemplated under the applicable Development Plan; (ii) conduct Medical Affairs Activities for each Licensed Product in the Field in the Territory as contemplated by this Agreement; and (iii) Commercialize each Licensed Product in the Field in the Territory following the issuance of Regulatory Approval for such Licensed Product in the Field in the Territory; provided that the Parties acknowledge that such Commercialization activities shall be subject to the Territory Brand Plan and in accordance with the Global Brand Plan.

7.2.
Activities Outside the Collaboration. Except as set forth in Sections 7.3 (Post-Effective Date Affiliates) and 7.4 ([*] Divestiture), during the Term, neither Party shall, itself or through its Affiliates, directly or indirectly conduct or participate in, or advise, assist or enable a Third Party to conduct or participate in, any Distracting Program.

7.3.
Post-Effective Date Affiliates. In the event that a Party enters into a Distracting Transaction with a Third Party, then such Party shall provide prompt written notice to the other Party. Until the provisions of Section 7.4 ([*] Divestiture) are effectuated, each Party shall ensure that information and materials relating to the Collaboration are not shared with or used for the benefit of, and are Segregated from, such Distracting Transaction Affiliate(s).

7.4.
[*] Divestiture. The notice provided pursuant to Section 7.3 (Post-Effective Date Affiliates) shall include a notification as to whether such Party intends to: (i) Divest the Distracting Program, in which case such Party shall hold separate such Distracting Program (including Segregating such Distracting Program from the Collaboration) and use its commercially reasonable, good-faith efforts to Divest such Distracting Program; (ii) terminate such Distracting Program, in which case such Party shall terminate all activities of such program within [*] days after the closing of the Distracting Transaction, during which period such Party shall hold separate such Distracting Program (including Segregating such Distracting Program from the Collaboration); or (iii) in the case of Amgen only, [*] or, in the case of Novartis, [*], in each case within [*] days after the closing of the Distracting Transaction. In the event such Party selects to Divest the Distracting Program under subsection (i) and fails to complete such Divestiture within [*] of the closing of the Distracting Transaction, then such Party shall be deemed to have chosen to terminate such Distracting Program and

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shall promptly, and no later than within [*] days, comply with the requirements of subsection (ii), above.

8.	MANUFACTURE AND SUPPLY

8.1.
Manufacturing Rights. Except in the case of failure to supply as provided in the applicable Supply Agreement, Novartis shall not Manufacture any Licensed Product or obtain any Licensed Product from any entity other than Amgen or its designee.

8.2.
Supply. Except in the case of failure to supply as may be provided in the applicable Supply Agreement, Novartis shall obtain its requirements of each Licensed Product in [*] for use in clinical Development or for commercial sale solely from Amgen (or Amgen’s designee as permitted under the applicable Supply Agreement) at Amgen’s cost. Amgen shall have the right to transition [*] to Novartis on a region-by-region basis and subject to a mutually agreed upon (i) notice and transfer period, (ii) transfer plan and (iii) transfer costs. Amgen may consider and grant requests from Novartis to transition [*] to Novartis on a region-by-region basis. Promptly (but in any event, within [*] days) following the Effective Date, the Parties shall negotiate in good faith a supply agreement for commercial supply of Franchise Product 1 in [*] to Novartis for use in the Territory and supply agreements for clinical supply of Franchise Product 1 and Franchise Product 2. Promptly (but in any event, within [*] days) following the Option Exercise Date, the Parties shall negotiate in good faith a supply agreement for clinical supply of Licensed Product 3. Promptly (but in any event, at least [*] prior to anticipated launch of a Licensed Product (other than Franchise Product 1), the Parties shall negotiate in good faith a supply agreement for commercial supply of such Licensed Product. Each of the foregoing supply agreements shall be referred to herein as a “Supply Agreement”. Each Supply Agreement shall include provisions relating to (i) forecasts and orders, and (ii) representations that the Licensed Product will be Manufactured according to specifications and in accordance with cGMP. The terms for providing clinical and commercial supply for Franchise Product 1 shall be materially consistent with the Clinical Supply Schedule and the Commercial Supply Schedule, respectively. The terms for providing clinical and commercial supply for Franchise Product 2 and Franchise Product 3, if applicable, shall be substantially similar to the terms of the Clinical Supply Schedule and the Commercial Supply Schedule, respectively, except for example with respect to the actual amount of the manufacturing cost cap.

8.3.
Quality Agreement. Promptly (but in any event, within [*] days) following the Effective Date, with respect to Franchise Product 1 and Franchise Product 2, and promptly (but in any event, within [*] days) following the Option Exercise Date, with respect to Franchise Product 3, Amgen and Novartis shall develop and agree upon a quality agreement governing the quality and specifications of clinical and commercial Licensed Products to be supplied hereunder (each, a “Quality Agreement”). Each Quality Agreement shall include provisions relating to (i) the handling of Recalls and product complaints relating to such Licensed Product in the Territory, (ii) Manufacturer release of Licensed Product, (iii) facility inspections by Governmental Authorities and Novartis and (iv) change management with respect to Manufacture of such Licensed Product. Without limitation of the foregoing, the Quality Agreement shall also include provisions to [*]. Each Quality Agreement shall be documented in writing, and routinely updated by mutual written agreement of the Parties.

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8.4.
Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities. Amgen shall develop [*] a [*] Marketing Application Core Dossier (the “CMC Core Dossier”) for the purpose of [*]. [*] shall [*] the table of contents for the CMC Core Dossier and, with respect to [*], the [*] strategic plan for the CMC Core Dossier for such jurisdictions, including developing key messages planned in the CMC Core Dossier, determining data planned to support such key messages, and identifying risks within such key messages and data in such jurisdictions, consistent with Amgen’s standard procedures. Based on such table of contents and strategic plan, Amgen shall prepare the draft of the CMC Core Dossier and provide such draft to Novartis for review and comment. Novartis shall participate in the authoring process for the CMC Core Dossier by providing its comments to Amgen reasonably promptly, which Amgen shall consider in good faith. Following provision of the [*] CMC Core Dossier to Novartis, [*]. As between the Parties, Novartis shall have responsibility for the assessment by Governmental Authorities of [*] with respect to Licensed Products in the Territory and Amgen shall have responsibility for the [*] with respect to Licensed Products outside the Territory. Novartis shall have no right to participate in inspections by any Governmental Authority of any facility where any Licensed Product is Manufactured, whether prior to or after Regulatory Approval of such Licensed Product. For avoidance of doubt, all information disclosed by Amgen under this Section 8.4 (Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities) shall be subject to the restrictions set forth in Section 11.2 (Authorized Disclosure).

9.	PAYMENT

9.1.
Royalty Payments. As partial consideration for the rights granted to Novartis hereunder, subject to Section 9.2 (Royalty Reduction), Novartis shall pay Amgen a royalty on annual Net Sales of each Licensed Product for each Calendar Year (or portion thereof) during the applicable Royalty Term at the following rates:

Net Sales in the Territory of the Applicable Licensed Product	Royalty Rate for Franchise Product 1	Royalty Rate for Franchise Product 2	Royalty Rate for Franchise Product 3
For that portion of annual Net Sales of the Licensed Product in the Territory less than [*]	[*]%	[*]%	[*]%
For that portion of annual Net Sales of the Licensed Product in the Territory equal to or greater than [*] but less than [*]	[*]%	[*]%	[*]%
For that portion of annual Net Sales of the Licensed Product in the Territory equal to or greater than [*] but less than [*]	[*]%	[*]%	[*]%
For that portion of annual Net Sales of the Licensed Product in the Territory equal to or greater than [*]	[*]%	[*]%	[*]%

9.2.	Royalty Reduction.

9.2.1.	Biosimilar Competition. Notwithstanding the foregoing, if, following the first commercial sale of a Biosimilar Product of a given Licensed Product in a given

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country, Net Sales of such Licensed Product in that country in any Calendar Year are less than [*] percent ([*]%) as compared with Net Sales of such Licensed Product in the [*] month period in that country immediately preceding the marketing or sale of a Biosimilar Product of such Licensed Product in such country, the applicable Net Sales from such country based upon which royalties are calculated shall be reduced by [*] percent ([*]%) for purposes of the calculation of such royalties. Notwithstanding the foregoing, [*].

9.2.2.
Third Party Payments. If Novartis or any of its Affiliates or sublicensees determines in its good faith judgment with advice from legal counsel that it is necessary or advisable to obtain a license from any Third Party in order to use, sell, offer for sale or import any Licensed Product in the Field in the Territory, then Novartis shall promptly notify Amgen and shall use commercially reasonable efforts to negotiate a favorable economic license to minimize payments by Novartis (and deductions from amounts otherwise payable to Amgen), and if Novartis obtains such a license, Novartis will be entitled to deduct up to [*] percent ([*]%) of any payments (including fees, milestones, royalties, settlements, payments or other payments) under such license for a given Calendar Quarter, to the extent such payments and license relate to such Licensed Product, from the royalties otherwise payable under Section 9.1 (Royalty Payments) with respect to such Licensed Product for such same Calendar Quarter; provided, however, that in no event shall the aggregate royalties payable to Amgen for a given Licensed Product for a given Calendar Quarter be reduced pursuant to this Section 9.2.2 (Third Party Payments) to less than [*] percent ([*]%) of the amounts otherwise payable under Section 9.1 (Royalty Payments) with respect to such Licensed Product for such Calendar Quarter (the “[*] Royalty Floor Restriction”); provided further that in no event shall the royalties payable to Amgen for Franchise Product 1 be reduced to less than [*] percent ([*]%) and for each of Franchise Product 2 and Franchise Product 3 be reduced to less than [*] percent ([*]%); and provided further that any excess amounts that are not deducted and would have been deductible from the royalty payments in a given Calendar Quarter but for the application of the [*] Royalty Floor Restriction or the foregoing [*] percent ([*]%) or [*] percent ([*]%) floors, may be deducted by Novartis in succeeding Calendar Quarter(s), as necessary, until such excess amounts are reimbursed to Novartis in full. The foregoing shall be without prejudice to Section 9.8 (Sublicense Payments), provided that, in the event Novartis proposes to enter into a license with respect to any intellectual property described in clause (ii) of Section 9.8 (Sublicense Payments), to the extent Amgen has notified Novartis of the license or acquisition relating to such intellectual property, Novartis shall obtain Amgen’s written consent (not to be unreasonably withheld or delayed) prior to entering into any such license.

9.2.3.
Maximum Reduction. Notwithstanding the foregoing, in no event shall the operation of Sections 9.2.1 (Biosimilar Competition) and 9.2.2 (Third Party Payments) together operate to reduce the royalties otherwise payable to Amgen hereunder by more than [*] percent ([*]%) other than as and to the extent set forth in the last sentence of Section 9.2.1 (Biosimilar Competition).

9.3.	[Reserved].

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9.4.
Appropriate Measure of Value. Each of the Parties acknowledges that the value provided by the other hereunder is comprised of many related items, including intellectual property of various types, access to Development and commercial expertise, clinical data and other financial and non-financial consideration and that the royalties set forth in Section 9.1 (Royalty Payments) are intended to capture such value as an aggregate. Therefore the increase, decrease or lapse of any particular items or rights shall not affect the amount of such royalty, and the Parties agree that both the amount and duration of the royalties set forth in this Article 9 (Payment) are reasonable.

9.5.	Reports.

9.5.1.
Beginning with the Calendar Quarter in which the First Commercial Sale of a given Licensed Product in the Territory occurs and thereafter for each Calendar Quarter until the expiration of Novartis’s obligation to pay royalties with respect to such Licensed Product hereunder, reports of the sale of such Licensed Product for each Calendar Quarter will be delivered by Novartis to Amgen under this Agreement within [*] days after the end of each such Calendar Quarter. Such report shall state: (i) Net Sales of such Licensed Product by or on behalf of Novartis, its Affiliates or sublicensees during the applicable Calendar Quarter (detailed country-by-country); and (ii) a calculation of the royalty payment due from Novartis hereunder for such Calendar Quarter.

9.5.2.
Based on the report received by Amgen from Novartis pursuant to Section 9.5.1 and without prejudice to Section 9.11 (Audits), Amgen shall issue an invoice to Novartis for the amount of the royalty payments indicated in the report. Following receipt of such invoice, to the extent that Novartis does not dispute, in good faith, the amount set forth on such invoice, Novartis shall pay the amount of the royalty payments indicated on such invoice within [*] days to an account designated by Amgen.

9.5.3.
Any reports which contain currency conversions shall provide the details and background information used to calculate such conversions. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by the Party recording Net Sales (or an Affiliate) uses for purposes of calculating its financial reports. Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

9.6.
No Wrongful Reductions. Novartis shall not attempt to reduce compensation rightly due to Amgen hereunder by shifting compensation otherwise payable to Novartis from a Third Party with respect to any Licensed Product to another product or service for which no royalties are payable by it hereunder.

9.7.	Development Cost Sharing.

9.7.1.
General. In addition to the other payments referenced herein, with respect to each Licensed Product, Novartis shall bear the percentage of Amgen Development Costs set forth in the “Novartis Share” column of the applicable chart below and Amgen shall bear the percentage of Novartis Development Costs set forth in the “Amgen

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Share” column of the chart below, in each case, that are included in the applicable Development Budget.

Franchise Product 1 Development Costs	Novartis Share	Amgen Share
[*]	[*]%	[*]%
[*]	[*]%	[*]%
[*]	[*]%	[*]%
[*]	[*]%	[*]%
[*]	[*]%	[*]%

Franchise Product 2 Development Costs	Novartis Share	Amgen Share
[*]	[*]%	[*]%
[*]	[*]%	[*]%

Franchise Product 3 Development Costs*	Novartis Share	Amgen Share
[*]	[*]%	[*]%
[*]	[*]%	[*]%

*The percentages listed above with respect to Franchise Product 3 shall only apply if the Option Exercise Date occurs prior to the expiration of Option Period 1.
In the event that the Option Exercise Date occurs after the expiration of Option Period 1, Novartis shall bear the percentage of Amgen Development Costs set forth in the “Novartis Share” column of the applicable chart below and Amgen shall bear the percentage of Novartis Development Costs set forth in the “Amgen Share” column of the chart below, in each case, that are included in the applicable Development Budget.

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Franchise Product 3 Development Costs	Novartis Share	Amgen Share
[*]	[*]%	[*]%
[*]	[*]%	[*]%
[*]	[*]%	[*]%
[*]	[*]%	[*]%

9.7.2.
Annual Development Budget Overruns. With respect to each Licensed Product, each Party shall promptly notify the other Party upon becoming aware that its Development Costs to be incurred in performing the applicable Development Plan for a Calendar Year will be in excess of the amounts budgeted to be incurred by or on behalf of such Party for its activities in the applicable Annual Development Budget. If the aggregate Development Costs incurred by a Party for performing the applicable Development Plan for a Calendar Year exceed the amounts budgeted to be incurred by or on behalf of such Party for its activities in the applicable Annual Development Budget, the other Party shall reimburse the performing Party for the applicable percentage set forth above of such excess; provided that (i) in no event shall Novartis be responsible for reimbursement for such excesses to the extent the Amgen Development Costs in performing the Development Plan (a) for [*], exceed the amounts budgeted to be incurred by or on behalf of Amgen for its activities in the applicable Annual Development Budget for such Calendar Year, and (b) for [*], exceed the amounts budgeted to be incurred by or on behalf of Amgen for its activities in the applicable Annual Development Budget for such Calendar Year by more than [*] percent ([*]%) and (ii) in no event shall Amgen be responsible for reimbursement for such excesses to the extent the Novartis Development Costs in performing the Development Plan for a Calendar Year exceed the amounts budgeted to be incurred by or on behalf of Novartis for its activities in the applicable Annual Development Budget for such Calendar Year by more than [*] percent ([*]%); provided that a Party shall be responsible for reimbursement for such excesses to the extent that the Amgen Development Costs or Novartis Development Costs, as the case may be, are attributable to (a) a change in applicable Law, (b) a Force Majeure event, (c) [*], (d) [*] or (e) a mutually agreed amendment to the applicable Development Plan.

9.7.3.
Reports. Within [*] days after the end of each Calendar Quarter, each Party shall provide the other Party with a report specifying in reasonable detail (which shall include system-generated time-tracking data) the Development Costs (including Development Costs in respect of any clinical study undertaken by the providing Party that have been approved by the other Party or the regulatory materials and data from any clinical study such other Party wishes to cross reference, file or incorporate by reference in a Regulatory Filing as described in Section 5.2.2 (Development Outside the Current Development Plan) or Section 5.3 (Development Outside the Territory)) for such Party in such Calendar Quarter, as well as any other costs for

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which such Party is entitled to reimbursement hereunder. Such Development Costs may be attributed by such Party to either the Calendar Quarter in which they are expensed.

9.7.4.
Payments. Based on the report received from the other Party pursuant to Section 9.7.3 (Reports), the Party which has borne more than its share of Development Costs as determined pursuant to Section 9.7.1 (General) shall issue an invoice to the owing Party for such excess amount in accordance with Section 9.10 (Payment Method) within [*] days after receiving the other Party’s report pursuant to Section 9.7.3 (Reports).

9.7.5.
Budget Deadlocks. In the event that the JSC is unable to approve an Annual Development Budget for a Calendar Year prior to the start of such Calendar Year, then, until approval of such budget by the JSC, (i) the Annual Development Budget most recently approved by the JSC for such Calendar Year (or if not JSC approved, the initial apportioned amount for such Calendar Year in the applicable initial Development Budget agreed in writing by the Parties on or after the Effective Date) shall apply and (ii) if not approved by the JSC and no apportioned amount for such Calendar Year is included in such Development Budget, then the apportionment for the prior Calendar Year shall apply. In the event that the JSC is unable to approve an annual apportionment of a Study Budget for a Calendar Year prior to the start of such Calendar Year, then, until approval of such annual budget by the JSC, (a) the amount apportioned for such Calendar Year in the most recent Study Budget approved by the JSC for such Study Plan (or if not JSC approved, the initial apportioned amount for such Calendar Year in such Study Budget) shall apply; and (b) if not approved by the JSC and no apportioned amount for such Calendar Year is included in such Study Budget, then the apportionment for the prior Calendar Year shall apply.

9.8.
Sublicense Payments. Amgen shall be responsible for any Third Party license fees, milestones, royalties or other payments owed with respect to any Licensed Product, on intellectual property that: (i) is licensed by Amgen prior to or as of the Effective Date or (ii) is licensed or acquired by Amgen after the Effective Date [*]. For the avoidance of doubt, such Third Party payments shall not be included in any calculation of Development Costs.

9.9.	[Reserved.]

9.10.
Payment Method. All amounts in this Agreement are expressed in U.S. Dollars. All payments made hereunder between the Parties shall be made in U.S. Dollars except as set forth in Section 9.12 (Blocked Currency). Any sales incurred in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars. Each Party shall pay all sums due hereunder by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. Regardless of the amounts of any royalties or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable

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under this Agreement shall be paid in full (subject to Section 9.14 (Withholding) and Section 9.15 (VAT)).

9.11.
Audits. Novartis shall keep complete and accurate records pertaining to Novartis Development Costs and to the underlying revenue and expenses data relating to the calculation of Net Sales for the Licensed Products in the Territory in sufficient detail to permit Amgen to confirm the accuracy of all payments due hereunder, including Amgen’s obligation to reimburse Novartis for Amgen’s share of Novartis Development Costs pursuant to Section 9.7 (Development Cost Sharing). Amgen shall keep complete and accurate records pertaining to Amgen Development Costs of Licensed Products in sufficient detail to permit Novartis to reasonably confirm the accuracy of all payments due hereunder with respect to Novartis’s obligation to reimburse Amgen for Novartis’s share of Amgen Development Costs pursuant to Section 9.7 (Development Cost Sharing). Such records of Novartis and Amgen shall be open (in such form as may be available or reasonably requested by an internationally recognized certified public accounting firm in accordance with this Section 9.11 (Audits)) to inspection for three (3) years following the end of the period to which they pertain. Each Party shall have the right, at its own expense, to have an independent, internationally recognized certified public accounting firm, selected by it review the records of the other Party upon reasonable notice and during regular business hours and under reasonable obligations of confidentiality. The report of such accounting firm shall be made available to both Parties simultaneously, promptly upon its completion; provided, however, that the Party being audited shall have the right to review and comment on the final draft version of the report prior to it being finalized. Such review and comment period shall extend for four (4) weeks after the audited Party’s receipt of such draft report. Each Party’s audit rights with respect to any Calendar Year shall expire three (3) years after the end of such year and the books and records for any particular Calendar Year shall only be subject to one (1) audit. Should the inspection lead to the discovery of a discrepancy to the auditing Party’s detriment, then the other Party shall pay to the auditing Party the amount of the discrepancy. Should the inspection lead to the discovery of a discrepancy to the detriment of the Party being audited, then the auditing Party shall pay to the Party being audited the amount of the discrepancy. The auditing Party shall pay the full cost of the inspection unless the discrepancy is to the detriment of the auditing Party and is greater than [*] percent ([*]%) of the amount actually paid for the audited period, in which case the Party being audited shall pay the cost of such inspection.

9.12.
Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, Novartis shall have the right and option to make such payments by depositing the amount thereof in local currency to Amgen’s account in a bank or depository designated by Amgen in the Territory.

9.13.
Taxes. All Taxes levied on account of a payment made by Novartis to Amgen pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 9.14 (Withholding). Except as otherwise provided, each Party will be responsible for its own taxes, fees, duties or similar amounts levied on account of any payments made to it under this Agreement.

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9.14.
Withholding. In the event that Law requires Novartis to pay or withhold Taxes with respect to any payment to be made by Novartis pursuant to this Agreement, Novartis shall notify Amgen in writing of such payment or withholding requirements prior to making the payment to Amgen and provide such assistance to Amgen, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such Taxes. Novartis will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such Taxes within fifteen (15) Business Days following obtaining the relevant payment certificate. If Taxes are paid to a tax authority, Novartis shall provide such assistance to Amgen as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. Further, the Parties agree that no gross up mechanism or similar type adjustment will apply to such net payment. Notwithstanding the foregoing, in the event that Novartis unilaterally restructures the payment of any royalty or any other monies payable to Amgen under this Agreement such that Novartis or any of its Affiliates makes the payment of such royalty or any other monies payable to Amgen under this Agreement and solely as a result of such unilateral restructuring said amount is subject to withholding and further, Amgen is not able to recover or credit all or part of such withheld amount(s), Novartis agrees to compensate, without interest, Amgen for the corresponding economic impact of such non-recoverable or non-creditable amount. Such compensation must be made within a reasonable timeframe, upon request of Amgen. For the avoidance of doubt, the preceding sentence shall apply only in respect of a unilateral restructuring of payments by Novartis and shall not apply (x) in the event of a change in applicable Law or circumstance, (y) as the result of Amgen’s inability to recover or credit such withholding on a current or future basis due to Amgen’s taxable income (loss) position or other tax attributes in a given year, or (z) for any other reason beyond the exclusive control of Novartis.

9.15.	VAT. All payments due Amgen from Novartis pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable by Novartis upon receipt of a valid VAT invoice).

9.16.
Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate calculated on the number of days such payment is delinquent. This Section 9.16 (Late Payment) shall in no way limit any other remedies available to either Party.

10.	INTELLECTUAL PROPERTY

10.1.	Ownership and Cooperation.

10.1.1.
Except to the extent expressly specified to the contrary in this Agreement: (i) each Party shall retain and own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created solely by such Party; (ii) the Parties shall jointly own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created jointly by the Parties pursuant to the Collaboration and, subject to the provisions of this Agreement (including those licenses granted pursuant

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to Article 4 (Grant of License)), neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign such intellectual property rights; and (iii) inventorship and authorship of any invention or work of authorship conceived or created by either Party or jointly by the Parties pursuant to the Collaboration, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the U.S. (without reference to any conflict of law principles).

10.1.2.
Each Party shall promptly notify the other upon becoming aware (i) of any actual, suspected or threatened material infringement of any Licensed Amgen Patents, Licensed Amgen Trademarks or Licensed Amgen Know-How, (ii) of any claim that Novartis’s, or its Affiliates’ or sublicensees’, exercise of the rights granted under the Licensed Amgen Patents Licensed Amgen Trademarks, or Licensed Amgen Know-How hereunder infringes any rights or patents of a Third Party, (iii) of any claims of alleged patent or trademark infringement by Amgen or Novartis with respect to the Manufacture, use, sale, offer for sale or importation of the Licensed Product, (iv) of any actual, suspected or threatened material misappropriation of Licensed Amgen Know-How, and/or (v) of any actual, suspected or threatened material infringement or dilution of the Licensed Amgen Trademarks, Amgen Housemarks related to the Licensed Products or Novartis Housemarks related to the Licensed Products, all of the foregoing, (i) through (v), anywhere in the world.

10.2.	Prosecution and Maintenance.

10.2.1.	In Territory.

10.2.1.1.
Amgen Primary Prosecution. Amgen shall control, itself or through outside counsel reasonably acceptable to Novartis and directed by Amgen, the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent or trademark office communications, any office actions, oppositions, interferences and challenges (whether before a patent or trademark authority or judicial body) related thereto) (the foregoing collectively “Patent and Trademark Matters”) with respect to Licensed Amgen Patents, Licensed Amgen Trademarks and Joint Patents (in which case the prosecution will be in the name of both Parties), in each case solely in the Territory (collectively, the “Territory Patents and Trademarks”), as well as preparation and filing for any patent term extensions or similar protections therefor. Novartis shall be responsible for reasonable, documented costs incurred by or on behalf of Amgen in connection with such activities with respect to the Territory Patents and Trademarks (other than the costs associated with the creative development of Trademarks and related availability searches). Within [*] days following each Calendar Quarter, Amgen shall provide Novartis an invoice setting forth such costs in reasonable detail, and Novartis shall pay such invoice within [*] days of receipt thereof. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect

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to Territory Patents and Trademarks related to Franchise Product 3, (i) Amgen shall provide Novartis with copies of and an opportunity to review and comment upon the text of the applications relating to the Territory Patents and Trademarks as soon as practicable (but in no event less than [*] days for new patent application filings and [*] days for all other filings or correspondence before submission thereof) before filing, (ii) Amgen shall provide Novartis with a copy of each submission made to and document received from a patent or trademark authority, court or other tribunal regarding any Territory Patents and Trademarks reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within the Territory Patents and Trademarks as filed together with notice of its filing date and application number, (iii) Amgen shall keep Novartis advised of the status of all material communications, actual and prospective filings or submissions regarding the Territory Patents and Trademarks, and shall give Novartis copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent or trademark authority or judicial body, and (iv) Amgen shall reasonably consider in good faith Novartis’s comments on the communications, filings and submissions for the Territory Patents and Trademarks.

10.2.1.2.	Patent and Trademark Prosecution Strategy. No later than [*] days after the date of this Agreement, [*].

10.2.1.3.
Novartis Secondary Prosecution. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Territory Patents and Trademarks related to Franchise Product 3, if Amgen proposes to abandon or fail to maintain any patent, trademark or application within the Territory Patents and Trademarks, it shall give Novartis reasonable notice thereof (with sufficient time for Novartis to assume control thereof and continue the prosecution or maintenance of such patent, trademark or application) and thereafter Novartis may, upon written notice to Amgen and at Novartis’s sole cost, control Patent and Trademark Matters with respect to such patent, trademark or application within the Territory Patents and Trademarks thereafter in accordance with this Section 10.2.1.3 (Novartis Secondary Prosecution) (any patent, trademark or application so assumed, a “Novartis Assumed Item”). Novartis shall control, itself or through outside counsel reasonably acceptable to the Parties and directed by Novartis, Patent and Trademark Matters with respect to Novartis Assumed Items in the Territory, at Novartis’s sole cost and expense, as well as preparation and filing for any patent term extensions or similar protections therefor. Novartis shall provide Amgen with a copy of each material submission made to and document received from a patent or trademark authority regarding any Novartis Assumed Items reasonably promptly after making such filing or

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receiving such document, including a copy of each application for each item within the Novartis Assumed Items as filed together with notice of its filing date and application number.

10.2.2.
Outside Territory. Amgen shall control and be solely responsible for all Patent and Trademark Matters with respect to its patent rights, trademark rights and other intellectual property outside the Territory, at its sole cost and expense. Amgen shall control and be solely responsible for Patent and Trademark Matters with respect to Joint Patents outside the Territory, at its sole cost and expense. Notwithstanding the other provisions of this Section 10.2.2 (Outside Territory), without the prior written consent of Novartis, Amgen shall not take any action (or fail to take any action) with respect to such intellectual property or Joint Patents [*] that would reasonably be expected to [*] the Licensed Amgen Patents or the research, Development, conduct of Medical Affairs Activities with respect to, use or Commercialization of Licensed Products [*].

10.3.	Defense and Settlement of Third Party Claims.

10.3.1.
Territory Patents and Trademarks. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Territory Patents and Trademarks related to Franchise Product 3, if a Third Party asserts that a patent right or other right owned by it is infringed by the manufacture, use, offer for sale, sale or importation of the Licensed Product in the Territory by Novartis, Novartis shall have the sole right to defend against any such assertions at its sole cost. Amgen shall reasonably assist Novartis and cooperate in any such litigation at Novartis’s request, and Novartis shall reimburse Amgen any reasonable, documented, out-of-pocket costs incurred in connection therewith. Subject to such control, Amgen may join any defense and settlement pursuant to this Section 10.3 (Defense and Settlement of Third Party Claims), with its own counsel at its sole cost. Novartis shall seek and reasonably consider Amgen’s comments before determining the strategy for such matter. Without limiting the foregoing, Novartis shall keep Amgen advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Amgen copies of and an opportunity to review and comment on any such communications, filings and submissions. Novartis shall not settle or consent to the entry of any judgment in any such action [*]. Novartis shall keep Amgen fully informed of all claims and actions governed by this Section 10.3 (Defense and Settlement of Third Party Claims). In the event Novartis becomes engaged in: (i) settlement discussions with a Third Party that has specifically asserted that a patent right or trademark right of such Third Party would be infringed by the use, offer for sale, sale or importation of the Licensed Product; (ii) settlement discussions of an interference involving a patent corresponding to a Licensed Amgen Patent or a trademark corresponding to a Licensed Amgen Trademark; or (iii) cross-license discussions with respect to a patent corresponding to a Licensed Amgen Patent or a trademark corresponding to a Licensed Amgen Trademark; and, in each such case, such Third-Party patent right or trademark right corresponds to a patent right or trademark right outside the

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Territory: (a) Novartis shall keep Amgen reasonably informed of the status of such discussions; and (b) Novartis shall consider in good faith any comments or suggestions of Amgen.

10.3.2.
Ex-Territory Patents and Trademarks.  From and after the Effective Date, with respect to Licensed Amgen Patents, Licensed Amgen Trademarks and Joint Patents, in each case outside the Territory (collectively, the “Ex-Territory Patents and Trademarks”) related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Ex-Territory Patents and Trademarks related to Franchise Product 3, if a Third Party asserts that a patent right or other right owned by it is infringed by the manufacture, use, offer for sale, sale, or importation of the Licensed Product outside the Territory by Amgen, Amgen shall have the sole right to defend against any such assertions at its sole cost. Novartis shall reasonably assist Amgen and cooperate in any such litigation at Amgen’s request, and Amgen shall reimburse Novartis any reasonable, documented, out-of-pocket costs incurred in connection therewith. Subject to such control, Novartis may join any defense and settlement pursuant to this Section 10.3 (Defense and Settlement of Third Party Claims), with its own counsel at its sole cost. Amgen shall seek and reasonably consider Novartis’s comments before determining the strategy for such matter. Without limiting the foregoing, Amgen shall keep Novartis advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Novartis copies of and an opportunity to review and comment on any such communications, filings and submissions. Amgen shall not settle or consent to the entry of any judgment in any such action that would reasonably be expected to [*] the Licensed Amgen Patents, the Licensed Amgen Trademarks or the research, Development, conduct of Medical Affairs Activities with respect to, use or Commercialization of Licensed Products [*]. Amgen shall keep Novartis fully informed of all claims and actions governed by this Section 10.3 (Defense and Settlement of Third Party Claims). In the event Amgen becomes engaged in: (i) settlement discussions with a Third Party that has specifically asserted that a patent right or trademark right of such Third Party would be infringed by the use, sale or importation of the Licensed Product; (ii) settlement discussions of an interference involving a patent corresponding to a Licensed Amgen Patent or a trademark corresponding to a Licensed Amgen Trademark; or (iii) cross-license discussions with respect to a patent corresponding to a Licensed Amgen Patent or a trademark corresponding to a Licensed Amgen Trademark; and, in each such case, such Third-Party patent right or trademark right corresponds to a patent right or trademark right inside the Territory: (a) Amgen shall keep Novartis reasonably informed of the status of such discussions; and (b) Amgen shall consider in good faith any comments or suggestions of Novartis.

10.3.3.
Mutual Provisions. Each Party shall have the right to redact any information disclosed to the other Party pursuant to this Section 10.3 (Defense and Settlement of Third Party Claims) relating to any product other than the applicable Licensed Product.

10.4.	Enforcement.

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10.4.1.
In Territory. Each Party shall promptly notify the other Party in writing if it reasonably believes that any Territory Patents and Trademarks are infringed or misappropriated by a Third Party in the Territory.

10.4.1.1.
Prior to Option Exercise Date with Respect to Franchise Product 3. Prior to the Option Exercise Date, Amgen shall have the sole right, but not the obligation, to enforce Territory Patents and Trademarks relating to Franchise Product 3 against any actual, alleged or threatened infringement or misappropriation by Third Parties in the Territory, at Amgen’s sole cost.

10.4.1.2.
Novartis Primary Enforcement. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Territory Patents and Trademarks related to Franchise Product 3, Novartis shall have the first right, but not the obligation, to enforce Territory Patents and Trademarks against any actual, alleged or threatened infringement or misappropriation by Third Parties in the Territory, at Novartis’s sole cost, subject to Section 10.5 (Cooperation). In the event Novartis elects to bring and prosecute such an action, Amgen shall reasonably assist Novartis and cooperate in any such action at Novartis’s request (and Novartis shall reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith), and Novartis shall seek and reasonably consider Amgen’s comments before determining the strategy. Without limiting the foregoing, Novartis shall keep Amgen advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions. Novartis shall not settle, or consent to any judgment in, any action under this Section 10.4.1.2 (Novartis Primary Enforcement), without Amgen’s prior written consent, not to be unreasonably withheld or delayed.

10.4.1.3.
Amgen Secondary Enforcement. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Territory Patents and Trademarks related to Franchise Product 3, in the event Novartis does not commence an enforcement action or otherwise take action to abate any alleged infringement or misappropriation of any Territory Patents and Trademarks within [*] days after Amgen requests Novartis to do so in writing (or, if later, within [*] days after such action can viably be brought by Law (as, for example, in the case of expiration of a clinical trial exception to patent infringement, and, if sooner, by such time as it would no longer be possible to bring such action due to delay)), Amgen shall be entitled to bring and prosecute such an action at Amgen’s sole cost and Novartis will cooperate with Amgen. If Amgen elects to bring and prosecute such an action, then Amgen shall seek and reasonably consider Novartis’s comments on strategy. Without limiting the foregoing, Amgen shall keep Novartis advised of all material communications, actual and prospective

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filings or submissions regarding such action, and shall provide Novartis copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen shall have the right to redact any Amgen Manufacturing information and any information relating to any product other than the Licensed Product from any such materials). Amgen shall not settle, or consent to any judgment in, any action under this Section 10.4.1.3 (Amgen Secondary Enforcement) that would reasonably be expected to [*] the Licensed Amgen Patents, the Licensed Amgen Trademarks or the research, Development, conduct of Medical Affairs Activities with respect to, use or Commercialization of Licensed Products [*].

10.4.2.
Outside Territory. Amgen shall have the sole right, but not the obligation, to enforce its patent rights, trademark rights and other intellectual properties, and the Joint Patents outside the Territory against any actual, alleged or threatened infringement or misappropriation by Third Parties outside the Territory, and to settle any such matters in its sole discretion subject to Section 10.3 (Defense and Settlement of Third Party Claims). Novartis shall have no right to enforce such rights outside the Territory.

10.5.
Cooperation. When either Party is bringing or defending an action of the type described in Sections 10.3 (Defense and Settlement of Third Party Claims) or 10.4.1 (In Territory), then upon reasonable request by such a Party, the other Party will reasonably assist in the defense against or enforcement of such action at the requesting Party’s costs, including if required or desirable to bring, maintain or prove damages in such action, furnishing a power of attorney, furnishing documents and information, providing employee witnesses and executing all necessary documents as such Party may reasonably request.

10.6.
Allocation of Recoveries. All Recoveries shall first be applied to reimbursement of the unreimbursed legal fees and expenses reasonably incurred by the Parties in the action from which such Recovery was received on a pro rata basis. Any Recoveries from actions brought by Novartis or Amgen from and after the Effective Date during the Term, with respect to Franchise Product 1 or Franchise Product 2, or from and after the Option Exercise Date, with respect to Franchise Product 3, that are left over after such reimbursement shall be allocated between the Parties [*] percent ([*]%) to the Party initiating the action and [*] percent ([*]%) to the other Party. Amgen shall have the sole right to retain (i) any and all Recoveries from actions brought by Amgen with respect to Territory Patents and Trademarks related to Franchise Product 3 prior to the Option Exercise Date, (ii) any and all recoveries with respect to the enforcement of any Amgen intellectual property or proprietary right or Joint Patents outside the Territory and (iii) any and all Recoveries from actions brought by Amgen after termination of this Agreement.

10.7.
Patent Term Extensions. From and after the Effective Date, with respect to Territory Patents and Trademarks related to Franchise Product 1 and Franchise Product 2, and from and after the Option Exercise Date, with respect to Territory Patents and Trademarks related to Franchise Product 3, each Party shall provide reasonable assistance to the other Party in connection with obtaining SPCs for Licensed Amgen Patents in the Territory consistent with the rights of the other Party to control such matters as specified in Section 10.2 (Prosecution

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and Maintenance). To the extent reasonably and legally required in order to obtain any such SPC in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the SPC in such country.

10.8.
Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement or being given access to Licensed Amgen Know-How or Licensed Novartis Know-How or Confidential Information of the other Party, each employee, consultant or agent of Novartis or Amgen, respectively, shall have either signed or shall be bound to a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of Novartis or Amgen, as appropriate, substantially including: (a) promptly reporting any Information, as appropriate; (b) assigning to Novartis or Amgen, as appropriate, all of his or her right, title and interest in and to any such Information or be bound by applicable Law to assign to Novartis or Amgen, as appropriate, all of his or her right, title and interest in and to any such Information; (c) cooperating in the preparation, filing, prosecution, maintenance, enforcement and defense of any intellectual property rights; (d) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this Agreement, and that the operation of a collective employment policy sufficient to achieve the intent of the foregoing shall be sufficient to satisfy such obligation. Each Party shall be responsible for any compensation and any other payments due to its own inventors of any patent right.

11.	CONFIDENTIALITY AND PUBLICATIONS

11.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Novartis shall have no right to and shall not utilize any Confidential Information of Amgen for activities outside the Territory except as required under the applicable Development Plan. Amgen shall have no right to and shall not utilize any Confidential Information of Novartis for activities in the Territory except as required under the applicable Development Plan or for purposes of Manufacturing the Licensed Products. For clarity, Confidential Information of a Party shall include all information and materials disclosed by such Party or its designee that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally shall not be required to be identified as such to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

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11.1.1.
was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

11.1.2.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

11.1.3.	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

11.1.4.
was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or

11.1.5.
was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

11.2.
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (a) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (b) to the extent such disclosure is reasonably necessary or useful in conducting Development under this Agreement; (ii) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Licensed Product, or otherwise required by Law; provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties. For purposes of clarity, in each case ((i) through (iv)), Novartis shall ensure that information and materials relating to the Collaboration are not shared with or used for the benefit of, and are Segregated from, [*].

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11.3.
Use of Confidential Information and Data with Distracting Programs. Each Party acknowledges the value of Confidential Information and other data provided by the other Party hereunder and agrees that it shall not utilize any such information to benefit its programs or products other than the Licensed Products or, in the case of Amgen prior to the Option Exercise Date, Franchise Product 3.

11.4.
Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Each Party shall have the right to issue press releases in regards to this Agreement or any Licensed Product with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] Business Days’ notice to the other Party and reasonably considering comments provided by such other Party within [*] Business Days after such notice, or such shorter notice and comment time periods as the disclosing Party may reasonably require). Notwithstanding the foregoing, the Parties shall agree upon and each Party shall release a press release to announce the execution of this Agreement in the applicable form attached hereto as the Press Release Schedule; thereafter, Novartis and Amgen may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

11.5.
Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated [*] and amended on [*], including any written requests thereunder, (the “Prior Agreement”) with respect to information disclosed thereunder relating to the Licensed Products and the research and Development related thereto. All confidential information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Agreement.

11.6.	Publications and Presentations. Amgen and Novartis shall be free to (provided that, with respect to Franchise Product 3, Novartis shall only have such rights after the Option Exercise Date):

11.6.1.
present findings with respect to any Licensed Product at symposia and other meetings of healthcare professionals, and international, national or regional congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”); provided, however, unless otherwise agreed by the Parties, that (i) the Party presenting at any such Scientific Meeting shall have complied with the provisions of Section 11.6 (Publications and Presentations) and Section 11.7 (Scientific Papers, Abstracts and Posters) with respect to such presentation, and, with respect to any such Scientific Meeting at which a Party is presenting, such presenting Party shall inform the other Party of such Scientific Meeting and where invitation is required, invite the other Party to attend such

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Scientific Meeting; and (ii) a Party shall not organize or sponsor any satellite symposia in a country outside its territory without the other Party’s prior written consent, not to be unreasonably withheld;

11.6.2.
publish in medical and scientific journals and similar publications (“Medical Journals”) articles and papers, including primary reports of clinical data, secondary or pooled analyses, and review papers concerning any Licensed Product which have been prepared by or on behalf of such Party, for publication outside or in the Territory and related to studies conducted after the Effective Date outside or in the Territory concerning such Licensed Product (each a “Scientific Paper”); provided, however, that the Party proposing to publish such Scientific Paper shall have complied with the provisions of Section 11.7 (Scientific Papers, Abstracts and Posters) with respect to such Scientific Paper; and

11.6.3.
disclose any clinical data generated by such Party concerning any Licensed Product in clinical trial registries; provided, however, that the Party proposing to make such disclosure shall have provided the other Party at least [*] Business Days prior to such disclosure (to the extent practicable), a detailed description of the proposed disclosure and shall have, in good faith, considered the comments made by the other Party.

11.7.	Scientific Papers, Abstracts and Posters.

11.7.1.
Scientific Papers. Each Party through a JPT shall provide to the other, prior to submission of any Scientific Paper to a Medical Journal, a draft of such Scientific Paper. Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have [*] Business Days to notify the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [*] Business Day period, no submission for publication thereof shall take place and the Parties shall discuss these suggestions. The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of any final Scientific Paper accepted by a Medical Journal, not less than [*] Business Days or as soon as practicable prior to the planned publication thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). To enable free exchange of copyrighted material between the Parties, each Party agrees that it has or shall (i) obtain and maintain, at its own expense, an Annual Copyright License or equivalent license from the Copyright Clearance Center and (ii) list the other Party as a collaborator in an agreement with the Copyright Clearance Center.

11.7.2.
Abstracts and Posters. Each Party shall provide to the other, prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication in connection with any international or major national Scientific Meeting

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in the Territory or outside of the Territory, and (ii) all posters and other materials (such as slides) that will be presented at such Scientific Meeting, in each case, concerning a Licensed Product which have been prepared by or on behalf of one of the Parties, for submission or presentation outside or in the Territory. Commencing with the receipt of any such abstract or poster or oral presentation materials the receiving Party shall have [*] Business Days to inform the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [*] Business Day period, no submission or presentation thereof shall take place and the Parties shall discuss these suggestions. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any patent rights. A Party will not submit in any abstract or present in any poster, other written materials or oral presentation any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of all final abstracts accepted for publication and all final posters to be presented [*] Business Days or as soon as practicable prior to the planned publication or presentation thereof and oral presentations and accompanying written materials at least [*] Business Days prior to presentation (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines).
Each Party agrees that it will not unreasonably withhold, condition or delay its consent to requests for (i) extensions of the above timelines (in Sections 11.6 (Publications and Presentations) and 11.7 (Scientific Papers, Abstracts and Posters)) in the event that material late-breaking clinical data becomes available or (ii) shortening of the above timelines (in Sections 11.6 (Publications and Presentations) and 11.7 (Scientific Papers, Abstracts and Posters)) if the requesting Party has a good faith belief that circumstances warrant such acceleration. The Parties acknowledge and agree that all publications and presentations pursuant to Sections 11.6 (Publications and Presentations) and 11.7 (Scientific Papers, Abstracts and Posters) shall comply with the International Committee of Medical Journal Editors (ICMJE) Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals.

11.8.
Deferral of Disclosures. If either Party believes that any proposed press release or other public statement, or any publication, presentation, or other disclosure would be prejudicial to its opportunity to obtain any patent rights, then the affected Party shall notify the publishing Party within the timeframe provided for in Section 11.9 (Failure to Object to Disclosure) as applicable, or if not applicable, as soon as practicable after receipt of the proposed press release or other public statement, publication, presentation, or other disclosure, and the publishing Party shall refrain from making such press release, other public statement, publication, presentation or other disclosure for an additional [*] days from the last day of the period otherwise provided for herein to enable the preparation and filing of any necessary patent applications.

11.9.	Failure to Object to Disclosure. If the Party proposing any press release or other public statement, or any publication, presentation, or other disclosure receives no objection from

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the other Party within the timeframes set forth in the corresponding Section, then, the Party proposing such press release, other public statement, publication, presentation, or other disclosure shall be free to proceed with the same without further reference to or agreement from other Party.

11.10.
Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1.	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

12.1.1.
As of the Effective Date, it is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

12.1.2.
As of the Effective Date, this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of the Effective Date violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

12.1.3.
To its knowledge, as of the Effective Date no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Law, is or shall be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for EMA or other regulatory approvals, licenses, clearances and the like necessary for the research, Development, conduct of Medical Affairs Activities with respect to, Manufacture, sales or marketing of pharmaceutical products and except for any required filing with the U.S. Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;

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12.1.4.	As of the Effective Date, it has not been debarred or excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;

12.1.5.
To its knowledge, as of the Effective Date it and its Affiliates have not committed any Material Anti-Corruption Law Violation other than, in the case of Amgen, the mis-promotion activities preceding the Corporate Integrity Agreement, entered into between Amgen and the Office of the Inspector General of the Department of Health and Human Services in December 2012; and

12.1.6.
As of the Effective Date, it has not knowingly used in connection with the research, Development, conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred, excluded or disqualified or the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority.

12.2.	Amgen Representations and Warranties. Amgen hereby represents that, as of the Effective Date:

12.2.1.
Amgen has the right to grant the rights granted to Novartis under this Agreement, and no rights granted to Novartis pursuant to this Agreement are in violation of any agreement between Amgen or any of its Affiliates and any Third Party;

12.2.2.
As of the Effective Date, it has sufficient legal and/or beneficial title and ownership under the Licensed Amgen Patents, Licensed Amgen Trademarks and Licensed Amgen Know-How (with respect to Amgen) to grant the licenses to the other Party as purported to be granted pursuant to this Agreement;

12.2.3.
Amgen Controls the Licensed Amgen Patents listed on the Licensed Amgen Patents Schedule, free of any Liens. The Licensed Amgen Patents in the Territory listed on the Licensed Amgen Patents Schedule constitute a true and complete list of all Patents Controlled by Amgen in the Territory relating to the Franchise Product 1 and Franchise Product 2 in the Territory;

12.2.4.
Amgen has not received any written notice from any Third Party asserting or alleging that the Development, Manufacture, use or sale of any Licensed Product infringes rights of such Third Party in the Territory;

12.2.5.	Amgen has not received any written notice of any opposition or challenge against any Licensed Amgen Patent in the Territory;

12.2.6.	All data and information relating to Franchise Product 1 and Franchise Product 2 filed by Amgen with the EMA are true and accurate in all material respects;

12.2.7.	Amgen has filed with the EMA all [*] relating to Franchise Product 1 and Franchise Product 2 in Amgen’s possession that are required to be filed, and has made available to Novartis, all such [*]; and

12.2.8.	Amgen has not received any written notice that any Governmental Authority has commenced any investigation or any action to withdraw any Regulatory Filing with

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respect to the Development, Manufacture or Commercialization of Franchise Product 1 or Franchise Product 2, [*].

12.3.
Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 12 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NOVARTIS AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, THE LICENSED PRODUCTS, THE LICENSED AMGEN PATENTS, LICENSED AMGEN TRADEMARKS, LICENSED AMGEN KNOW-HOW, LICENSED NOVARTIS PATENTS, LICENSED NOVARTIS TRADEMARKS, LICENSED NOVARTIS KNOW-HOW, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. Except as set forth in this Article 12 (Representations, Warranties and Covenants), all licenses by Novartis to Amgen under the Licensed Novartis Know-How and Licensed Novartis Patents shall be granted “as-is” and all licenses by Amgen to Novartis under the Licensed Amgen Know-How, Licensed Amgen Trademarks and Licensed Amgen Patents shall be granted “as-is”.

12.4.	Covenants. Each of the Parties hereby covenants to the other Party as follows:

12.4.1.
It shall not knowingly use in connection with the research, Development, conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred, excluded, disqualified or the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority;

12.4.2.
Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors acting for or on behalf of such Party in connection with the subject matter of this Agreement (together with the Party, the “Party Representatives”) that in connection with the research, Development, conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement:

12.4.2.1.
Each Party’s respective Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize such payment, offer or promise of, any money or anything else of value, to any Person or Government Official for the purpose of influencing the acts of such Person or Government Official to induce them to use their influence with any Governmental Authority, or obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-Corruption Laws.

12.4.2.2.	Each Party’s Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

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12.4.2.3.
Each Party, on behalf of itself and its other Party Representatives, represents and warrants to the other Party that for the Term of this Agreement and [*] years thereafter each Party shall maintain complete and accurate books, accounts, invoices and reasonably detailed records related to this Agreement or any work conducted for or on behalf of Amgen under this Agreement including all records required to establish compliance with Sections 12.4.2.1 and 12.4.2.2 above.

12.4.2.4.	Each Party shall promptly provide the other Party with written notice of the following events:

(a)	Upon becoming aware of any breach or violation by a Party or its Party Representative of any representation, warranty or undertaking set forth in Sections 12.4.2.1 and 12.4.2.2.

(b)
Upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

12.4.3.
If either Party requests that the other Party complete a compliance certification certifying compliance with Section 12.4.2.1, which request shall occur no more than once per Calendar Year, such other Party shall promptly complete and deliver such compliance certification truthfully and accurately;

12.4.4.
If either Party requests, in connection with a Corporate Integrity Agreement or similar arrangement with a Governmental Authority, that the other Party complete a compliance certification certifying adherence to and compliance with such other Party’s code of conduct and compliance program with respect to such other Party’s activities under this Agreement, which request shall occur no more than once per Calendar Year, such other Party shall cooperate with the first Party to promptly complete and deliver such compliance certification truthfully and accurately;

12.4.5.
It shall carry out its activities hereunder in compliance with Law (including relevant Laws relating to economic sanctions, bribery and data protection and privacy) and shall use Commercially Reasonable Efforts to comply in all material respects with the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA) Code of Practice (and implementing regional or national codes thereof); and

12.4.6.	It shall not grant any right to any Third Party that conflicts with the rights granted to the other Party hereunder.

13.	LIMITATIONS OF LIABILITY; INSURANCE

13.1.	Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR

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CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 13.1 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 14 (Indemnification), (ii) 11.1 (Confidentiality; Exceptions) or 11.2 (Authorized Disclosure) or (iii) the gross negligence or willful misconduct of a Party.

13.2.
Insurance. During the Term and for [*] years thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or reasonable self-insurance sufficient to provide materially the same level and type of protection). The foregoing requirement may be satisfied by a program of self-insurance.

14.	INDEMNIFICATION

14.1.	Indemnity.

14.1.1.
By Novartis. Subject to the remainder of this Article 14 (Indemnification) Novartis shall defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Amgen Indemnitees”), at Novartis’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Amgen Indemnitees until such time as Novartis has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Amgen Indemnitee by a Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of Novartis, its Affiliates or agents in performing under this Agreement, (ii) a breach by Novartis of this Agreement, including any failure of Novartis’s representations or warranties in Section 12.1 (Mutual Representations and Warranties) to be true, or (iii) Novartis’s, its Affiliate’s or its licensee’s (other than Amgen, its Affiliates or its licensees) Development or Commercialization of, or conduct of Medical Affairs Activities with respect to, the Licensed Products other than clinical studies conducted by Amgen in the Territory but, in each case, excluding such Losses to the extent they arise from (x), (y) or (z) of Section 14.1.2 (By Amgen) below.

14.1.2.
By Amgen. Subject to the remainder of this Article 14 (Indemnification), Amgen shall defend, indemnify, and hold harmless Novartis, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Novartis Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and

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attorneys’ fees incurred by any Novartis Indemnitees until such time as Amgen has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable Claim) arising out of any Claim brought against any Novartis Indemnitee by a Third Party to the extent such Losses result from (x) the gross negligence or willful misconduct of Amgen, or its Affiliates or agents in performing under this Agreement, (y) a breach by Amgen of this Agreement, including any failure of Amgen’s representations or warranties in Section 12.1 (Mutual Representations and Warranties) and 12.2 (Amgen Representations and Warranties) to be true, or (z) Amgen’s, its Affiliate’s or its licensee’s (other than Novartis, its Affiliates or its licensees) Development or Manufacture of the Licensed Products prior to the Effective Date, or thereafter, Development, Manufacture or Commercialization of, or conduct of Medical Affairs Activities with respect to, the Licensed Product for use or sale outside the Territory or performance of clinical studies with the Licensed Product in the Territory, but, in each case, excluding such Losses to the extent they arise from (i), (ii), or (iii) of Section 14.1.1 (By Novartis) above.

14.1.3.
Supply Agreement. Notwithstanding any other provision of this Agreement, with respect to any Claim for which a Party would be entitled to be indemnified in accordance with the terms of this Section 14 (Indemnification) relating to Manufacturing for which such Party is also entitled to be indemnified in accordance with a given Supply Agreement, such Party shall only be entitled to be indemnified pursuant to such Supply Agreement in accordance with the terms thereof (including any applicable limitations of liability) and this Section 14.1 (Indemnity) shall not apply to such Claim.

14.2.
Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Novartis Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 14 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 14.2 (Claim for Indemnification) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. Except as set forth below in this Section 14.2 (Claim for Indemnification), the Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense. The Indemnifying Party shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to the Indemnified Party and shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall not settle or compromise such Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such

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settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party's expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Article 11 (Confidentiality and Publications). The Indemnified Party shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable; provided that in no event will the Indemnifying Party be required to pay fees and expenses under this sentence for more than one (1) firm of attorneys in any jurisdiction in any one (1) legal action or group of related legal actions. In such event, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

15.	TERM AND TERMINATION

15.1.
Term. This Agreement shall come into effect as of the Effective Date and shall remain in effect during the Term. For the avoidance of doubt, after the expiry of the Royalty Term with respect to a given Licensed Product in a given country, the licenses granted by Amgen to Novartis pursuant to this Agreement with respect to such Licensed Product and Licensed Amgen Trademarks for such Licensed Product in such country shall become fully paid up, and royalty free and Novartis shall no longer have any obligations pursuant to this Agreement with respect to such Licensed Product other than as set forth in Section 15.4 (Additional Surviving Provisions).

15.2.	Termination. This Agreement may be terminated as follows:

15.2.1.
Termination with respect to Franchise Product 3 if Option not Exercised during Option Period. This Agreement shall immediately and automatically terminate solely with respect to Franchise Product 3 upon expiration of the Option Period in the event Novartis has not exercised the Option in accordance with Section 2.1 (Option for Franchise Product 3) prior to such expiration. For purposes of clarity, upon such termination, Amgen shall be free to conduct research, Development, Medical Affairs Activities, Manufacturing and Commercialization activities with respect to Franchise Product 3 within or outside the Territory at its sole discretion, and this Agreement shall survive and continue in full force and effect with respect to Franchise Product 1 and Franchise Product 2.

15.2.2.	Termination for Breach. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such material breach

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(specifying the nature of the breach in reasonable detail) to the other Party. If the breaching Party (or its Affiliate) fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] days after the end of such cure period and effective upon delivery; provided, however, if the breaching Party notifies the other Party within such [*] day period that it disagrees in good faith with such asserted basis for termination, this Agreement shall not terminate unless and until the matter has been finally resolved in accordance with Section 16.3 (Governing Law; Jurisdiction); provided further that if such dispute relates to payment, the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts.

15.2.3.	Termination for Insolvency. A Party shall have the right to terminate this Agreement, upon written notice thereof to the other Party, if the other Party suffers an Insolvency Event.

15.2.4.
Termination for Challenge. Amgen shall have the right to terminate this Agreement should Novartis, its Affiliate or its or their licensee under the Licensed Amgen Patents or Licensed Amgen Trademarks bring or join any challenge to the validity or enforceability of any Licensed Amgen Patent or Licensed Amgen Trademark and Novartis, its Affiliate or its or their licensee has not withdrawn from such challenge within [*] days following receipt of a written notice from Amgen to withdraw.

15.2.5.	Novartis Termination for Convenience. Novartis shall have the right to terminate this Agreement, in whole or with respect to a given Licensed Product:

15.2.5.1.
from and after [*] until [*], upon [*] months’ prior written notice to Amgen, and in the event of such termination, (i) for purposes of clarity, Novartis’s obligations to fund its share of Development Costs pursuant to Section 9.7 (Development Cost Sharing) and to use Commercially Reasonable Efforts to Commercialize Licensed Products pursuant to Section 7.1 (Commercially Reasonable Efforts) shall continue during such [*] notice period, and (ii) Novartis shall additionally pay to Amgen an amount equal to (a) the amount of Development Costs borne (whether or not actually paid as of such termination) by Novartis pursuant to Section 9.7 (Development Cost Sharing) from the Effective Date through the effective date of such termination, multiplied by (b) [*]; and

15.2.5.2.
from and after [*] months after [*], upon [*] prior written notice to Amgen, and in the event of such termination, for purposes of clarity Novartis’s obligations to fund its share of Development Costs pursuant to Section 9.7 (Development Cost Sharing) and to use Commercially Reasonable Efforts to Commercialize Licensed Products pursuant to Section 7.1 (Commercially Reasonable Efforts) shall continue during such [*] month notice period.

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For purposes of clarity, from [*] until [*] thereafter, Novartis shall not have any right to terminate this Agreement under this Section 15.2.5 (Novartis Termination for Convenience).

15.3.	Effect of Termination. Termination of this Agreement shall have the following effects with regard to the Licensed Product:

15.3.1.
General. In the event of any termination of this Agreement, with respect to the terminated Licensed Products, unless otherwise expressly provided, any liabilities previously accrued (including the obligation of Novartis to pay royalties pursuant to Section 9.1 (Royalty Payments) with respect to sales made prior to the effective date of such termination or, if later, prior to completion of the transition by Novartis pursuant to Section 15.5 (Transition Period)) shall survive. In addition, in the event of termination of this Agreement, each Party shall return to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information of the other Party (provided that each Party shall be entitled to retain one (1) copy for archival and compliance purposes, and as required by applicable Law or regulatory requirement).

15.3.2.
Termination Effects. In the event of any termination of this Agreement (other than by Amgen pursuant to Section 7.4 ([*] Divestiture)), with respect to the applicable terminated Licensed Product(s) (i) Novartis shall use reasonable efforts to, to the extent permitted by Law and requested by Amgen, assign any contracts solely to the extent related to the Licensed Products in the Territory to Amgen or its designee (including by requesting and using good-faith efforts to obtain any required consents, provided that Novartis shall be under no obligation to make any payments or incur any liabilities in order to obtain such consent); (ii) the Parties shall transition responsibility for Commercialization, Development, Medical Affairs Activities and any other activities as requested by Amgen with respect to the Licensed Products to Amgen in accordance with Section 15.5 (Transition Period); (iii) the Parties shall cooperate to promptly transition sole responsibility for the prosecution, maintenance and enforcement in the Territory of Territory Patents and Trademarks to Amgen; (iv) Amgen shall have the right to reacquire some or all of the inventory of the Licensed Products, as requested by Amgen, in possession of Novartis and its Affiliates and, if Amgen so reacquires inventory, shall [*]; (v) the Parties shall cooperate to promptly transfer ownership of all Regulatory Filings and Regulatory Approvals and responsibility for regulatory communication held by Novartis in the Territory to Amgen, or to terminate or withdraw such Regulatory Filings and Regulatory Approvals in lieu of transfer (if so requested by Amgen); (vi) all sublicenses granted by Novartis shall terminate; (vii) Amgen shall have the right to control all Recalls of the Licensed Products in the Territory, and in each case Novartis shall provide any reasonable assistance requested by Amgen in connection therewith; (viii) Section 4.2 (Licensed Novartis Know-How and Patents) (solely to the extent such intellectual property has been or is incorporated into or used in the Development, Manufacture, Medical Affairs Activities, regulatory activities or Commercialization of Licensed Products as of the date of termination) shall survive; (ix) Amgen shall have a fully paid, royalty-free [*] right and license to use the Licensed Novartis Trademarks (and

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the associated goodwill) in connection with Licensed Products in all indications within the Territory; (x) the Parties shall cooperate to promptly transfer ownership of all Domain Names and Domain Name registrations related to the Licensed Products held by Novartis to Amgen; and (xi) at Amgen’s request, the Parties will discuss in good faith the wind-down or transfer to Amgen of any ongoing clinical trials for the Licensed Products conducted by or on behalf of Novartis or its Affiliates; provided that [*] shall bear any expenses incurred in connection with any such transfer except in the event of termination by [*] pursuant to [*] or by [*] pursuant to [*]. In the event that the Parties are not permitted to transfer Regulatory Filings or Regulatory Approvals under clause (v) above pursuant to Law, the Parties shall cooperate to establish a right of access and reference to such filings and approvals for Amgen, and Novartis shall maintain such filings and approvals, and take any actions reasonably requested by Amgen with respect thereto, and thereafter Novartis shall transfer ownership of all such Regulatory Filings and Regulatory Approvals to Amgen or its designee as and when it becomes permissible to do so. [*] In the event of any termination of this Agreement by Amgen pursuant to Section 7.4 ([*] Divestiture), (a) the licenses granted to Novartis under Section 4.1 (Licensed Amgen Patents and Know-How) and under Section 4.5.1 (Grant to Novartis) (solely to the extent such intellectual property has been or is incorporated into or used in the Development, Medical Affairs Activities, regulatory activities or Commercialization of Licensed Products as of the date of termination) shall survive, (b) Amgen shall continue to Manufacture and supply Licensed Product for a period of up to [*] months in accordance with the Supply Agreement, (c) the Royalty Rates shall [*] provided that in no event shall the royalties payable to Amgen for Franchise Product 1 [*] and for each of Franchise Product 2 and Franchise Product 3 [*], and (d) the Parties shall negotiate in good faith a process for the transition of ongoing activities necessary to allow Novartis to exercise its rights under such license and allow Novartis to continue to Develop, Manufacture and Commercialize the Licensed Product in the Territory, including assistance from Amgen for the transfer of Manufacturing to a contract manufacturing organization mutually agreed by the Parties.

15.4.
Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 15.3 (Effect of Termination) and the provisions that are expressly stated to survive termination, in the event of any termination of this Agreement the following provisions shall survive: Articles 11 (Confidentiality and Publications) (except with respect to Section 11.6 (Publications and Presentations), 11.7 (Scientific Papers; Abstracts and Posters), 11.8 (Deferral of Disclosures) and 11.9 (Failure to Object to Disclosure)); 13 (Limitations of Liability; Insurance); 14 (Indemnification); 15 (Term and Termination) and 16 (Miscellaneous); 9.1 (Royalty Payments) through 9.6 (No Wrongful Reductions) (inclusive) (with respect to sales made prior to such termination or, if later, prior to completion of the transition by Novartis pursuant to Section 15.5 (Transition Period)); 9.7 (Development Cost Sharing) (with respect to Development Costs reasonably incurred prior to such termination); 9.8 (Sublicense Payments) (with respect to amounts incurred prior to such termination); 9.10 (Payment Method) through 9.16 (Late Payment) (inclusive); 10.1 (Ownership and

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Cooperation); 10.6 (Allocation of Recoveries) (with respect to periods prior to termination); and 12.3 (Disclaimer of Warranties).

15.5.
Transition Period. In the event of any termination of this Agreement by Novartis pursuant to Section [*] or by Amgen pursuant to Section [*], then upon Amgen’s reasonable request, during the [*] month period following provision of notice of termination (or, in each case, for such shorter period as Amgen shall reasonably request) (the “Transition Period”), the Parties shall cooperate to transition the Development (including any ongoing trials, to the extent permitted by Law) and Commercialization of, regulatory responsibility for, and conduct of Medical Affairs Activities with respect to, the Licensed Products in the Field in the Territory from Novartis to Amgen. Novartis shall take all actions reasonably requested by Amgen to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the Development and Commercialization of, and Medical Affairs Activities with respect to, the Licensed Products in the Territory. Subject to Section 15.3.2 (Termination Effects), the Parties shall each be responsible for their own costs incurred in accordance with this Section 15.5 (Transition Period).

16.	MISCELLANEOUS

16.1.
Affiliates. Each Party shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate), provided that such Party shall be responsible for its Affiliates’ performance hereunder.

16.2.
Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale to a Third Party of all or substantially all of the business of [*]. Any assignment not in accordance with this Agreement shall be void ab initio. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

16.3.
Governing Law; Jurisdiction. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue will be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim

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in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement will be exclusively conducted in the English language. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

16.4.
Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is used in the inclusive sense (and/or). The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

16.5.
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

16.6.	[Reserved].

16.7.
Entire Agreement. This Agreement, including the attached Appendices, Schedules and Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

16.8.
Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and further provided that the affected Party shall

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use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

16.9.
Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

16.10.	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

16.11.
No Set-Off. Except as expressly set forth in this Agreement, no Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).

16.12.
Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc. One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: [*]
Telephone: [*]
Facsimile: [*]

If to Novartis:	Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: [*]
Facsimile: [*]

With a copy to:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: [*]
Facsimile: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices

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should be sent at any time upon written notice delivered to the other Party in accordance with this Section 16.12 (Notices).

16.13.
Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Novartis and Amgen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.14.
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.15.
Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or Novartis Indemnities in Article 14 (Indemnification), there are no third party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.

16.16.
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********
(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Exclusive License and Collaboration Agreement as of the Effective Date.

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NOVARTIS PHARMA AG		AMGEN INC.
By:	/s/ Corinne Savill	By:	/s/ Robert A. Bradway
Name:	Corinne Savill	Name:	Robert A. Bradway
Title:	Novartis Pharma AG Head Business Development & Licensing Forum 2-6.04 4002 Basel	Title:	Chairman and Chief Executive Officer

By: /s/ Barbara Levi Mager
Name: Barbara Levi Mager
Title: Global Legal Head, GPS&C

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Schedule
Clinical Supply

•
Terms and descriptions outlined below, together with any terms contained or described in the Agreement, will serve as the basis for a definitive Supply Agreement and Quality Agreement between the Parties.

Term	Description
Stage Supplied
Amgen will supply Novartis with Franchise Product 1 in [*] form in accordance with the provisions of the Supply Agreement. The Parties shall determine whether to supply Franchise Product 1 in [*] form based on whether [*]. Additionally, Amgen will supply Novartis with placebo of Franchise Product 1.

Specifications
Amgen will Manufacture and supply one distinct Franchise Product 1 fulfilling one set of specifications. However, the Franchise Product 1 specifications may need to be revised in accordance with requests from the local health authorities (including with respect to testing methods) on a country-by-country basis. Novartis will not agree to commitments with a local health authority with respect thereto without the prior written consent of Amgen.

Remaining Shelf Life
The minimum shelf life remaining upon delivery for use in a particular country shall be equal to [*]% of the then current approved shelf life of the Franchise Product 1 in such country (provided that the then current approved shelf life in such country is a minimum of [*] months). If the then current approved shelf life of the Franchise Product 1 in such country is less than [*] months, the Parties shall, through a governance body established under the Supply Agreement, negotiate in good faith a new minimum shelf life taking into account Governmental Authority requirements and existing tender constraints.

IncoTerm	Franchise Product 1 will be supplied to Novartis [*] (Incoterms 2010 ICC). Risk and title to the Franchise Product 1 shall transfer at [*].
Cost
Franchise Product 1 will be supplied to Novartis at [*] (such terms to be defined in the Supply Agreement in a manner substantially similar as defined in that certain [*] effective as of [*].

In addition thereto, Amgen will be entitled to charge Novartis certain support costs directly related to the Manufacture or supply of Franchise Product 1 for the Territory that are not included in [*] (“Support Costs”) ([*]). The mechanism for discussing, tracking and charging for Support Costs to be more fully detailed in the Supply Agreement. The Supply Agreement shall [*] to be defined in the Supply Agreement.

Site of Manufacture
Amgen has sole discretion to determine which Amgen site will be utilized for Manufacturing drug substance and drug product for the Franchise Product 1, [*]. [*]. [*]. At any time, Amgen can use a Third Party CMO, [*], provided that [*].

Audit Right
Novartis will have the right to inspect Amgen’s sites utilized for Manufacturing, [*] storage, testing, shipping or receiving of the Franchise Product 1 [*] per twelve (12) month period, as well as more often in case of quality issue.

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Term	Description
Official Inspection
Amgen will permit, and cause its Third Party CMO to permit, officials of any Regulatory Authority to inspect the Manufacturing facility utilized for Manufacturing drug substance and drug product for the Franchise Product 1, and will inform Novartis promptly of any planned or anticipated inspection.

Amgen will permit, and cause its Third Party CMO to permit, Novartis to accompany such official inspection. Amgen will provide Novartis with copies of all reports and communications with the Regulatory Authority in connection therewith, will take into account Novartis’s comments before responding to such communications and will remedy any deficiencies at its own expense (provided, however, that Amgen shall be permitted to include certain of such expenses in its [*] cost of Manufacturing of Franchise Product 1).

Orders and Quantities	The Supply Agreement will include provisions relating to forecasting, including frequency and length of forecasting, minimum order quantities, binding periods, variances, and long-range planning.
Variation Management
The Supply Agreement will include provisions relating to variation management, including notification requirements, whether or not such variation is required by Governmental Authorities, or requires Governmental Authority approval.

Indemnification
Each Party (the “Indemnifying Party”) will indemnify the other Party for losses for any claim brought by a Third Party against the other Party to the extent such losses result from (i) the gross negligence or willful misconduct of the Indemnifying Party in performing under the Supply Agreement or the Quality Agreement or (ii) the breach by the Indemnifying Party of its obligations under the Supply Agreement. Amgen will indemnify Novartis for losses for any claim brought by a Third Party against Novartis to the extent such losses result from any manufacturing defect at the time of delivery of Franchise Product 1 to Novartis (including failure of product to be manufactured in accordance with cGMP), except in the case that the Amgen reasonably requests Novartis to take prompt mitigating actions (including conducting a recall) with respect to such Franchise Product 1, in which case (1) Amgen shall be responsible for the costs related to such mitigation actions and (2) Novartis shall be responsible for losses with respect to such Franchise Product 1 for which Novartis declines to take such requested actions to the extent that such losses result from Novartis’ refusal to implement such requested actions.

Miscellaneous
The Supply Agreement would contain other customary provisions including, without limitation, provisions regarding financial audit rights, shelf life extension process, confidentiality, warranties, and termination.

Franchise Product 2 and Franchise Product 3
The terms and conditions set out in this Clinical Supply Schedule shall only serve as a basis for the Supply Agreement for the Franchise Product 1.

The Supply Agreements for the Franchise Product 2 and the Franchise Product 3, if any, shall include terms and conditions substantially similar to those set out in this Clinical Supply Schedule.

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Schedule
Commercial Supply

•
Terms and descriptions outlined below, together with any terms contained or described in the Agreement, will serve as the basis for a definitive Supply Agreement and Quality Agreement between the Parties.

Term	Description
Stage Supplied
Amgen will supply Novartis with Franchise Product 1 in accordance with an available SKU schedule in [*] in accordance with the provisions of the Supply Agreement. Amgen will have the right to transition the [*] to Novartis on a region-by-region basis and subject to a mutually agreed upon (i) notice and transfer period, (ii) transfer plan and (iii) transfer costs. Amgen shall consider in good faith requests from Novartis to transition [*] on a region-by-region basis.

Remaining Shelf Life
The minimum shelf life remaining upon delivery for use in a particular country shall be equal to [*]% of the then current approved shelf life of the Franchise Product 1 in such country (provided that the then current approved shelf life in such country is a minimum of [*] months). If the then current approved shelf life of the Franchise Product 1 in such country is less than [*] months, the Parties shall, through a governance body established under the Supply Agreement, negotiate in good faith a new minimum shelf life taking into account Governmental Authority requirements and existing tender constraints.

IncoTerm	Franchise Product 1 will be supplied to Novartis [*] (Incoterms 2010 ICC). Risk and title to the Franchise Product 1 shall transfer at [*].
Cost
Subject to [*], Franchise Product 1 will be supplied to Novartis at [*] (the “Supply Price”).
In addition thereto, Amgen will be entitled to charge Novartis certain support costs directly related to the Manufacture or supply of Franchise Product 1 for the Territory that are not included in [*] (“Support Costs”) ([*]). The mechanism for discussing, tracking and charging for Support Costs to be more fully detailed in the Supply Agreement. The Supply Agreement shall [*] to be defined in the Supply Agreement.

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Term	Description
[*]	Notwithstanding anything to be contained in the Supply Agreement to the contrary, [*].
[*]
[*] [*] [*]
[*]
[*] [*] [*]
[*] [*] [*]
[*] [*] [*]
[*] [*] [*]
[*]
[*] [*]
[*] [*]
[*] [*]
[*] [*]
[*] [*]
[*]
Site of Manufacture
Amgen has sole discretion to determine which Amgen site will be utilized for Manufacturing drug substance and drug product for the Franchise Product 1, [*]. [*]. [*]. At any time, Amgen can use a Third Party CMO, [*] provided that [*].

Audit Right
Novartis will have the right to inspect Amgen’s sites utilized for Manufacturing, [*] storage, testing, shipping or receiving of the Franchise Product 1 [*] per twelve (12) month period, as well as more often in case of quality issue. No such audit of any commercial Manufacturing facility shall occur until after [*] at such facility for the applicable Franchise Product 1.

Official Inspection
Amgen will permit, and cause its Third Party CMO to permit, officials of any Regulatory Authority to inspect the Manufacturing facility utilized for Manufacturing drug substance and drug product for the Franchise Product 1, and will inform Novartis promptly of any planned or anticipated inspection.
Amgen will permit, and cause its Third Party CMO to permit, Novartis to accompany such official inspection. Amgen will provide Novartis with copies of all reports and communications with the Regulatory Authority in connection therewith, will take into account Novartis’s comments before responding to such communications and will remedy any deficiencies at its own expense (provided, however, that Amgen shall be permitted to include certain of such expenses in [*] of Franchise Product 1).

Orders and Quantities	The Supply Agreement will include provisions relating to forecasting, including frequency and length of forecasting, minimum order quantities, binding periods, variances, and long-range planning.

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Term	Description
Variation Management
The Supply Agreement will include provisions relating to variation management, including notification requirements, whether or not such variation is required by Governmental Authorities, or requires Governmental Authority approval.

Indemnification
Each Party (the “Indemnifying Party”) will indemnify the other Party for losses for any claim brought by a Third Party against the other Party to the extent such losses result from (i) the gross negligence or willful misconduct of the Indemnifying Party in performing under the Supply Agreement or the Quality Agreement or (ii) the breach by the Indemnifying Party of its obligations under the Supply Agreement. Amgen will indemnify Novartis for losses for any claim brought by a Third Party against Novartis to the extent such losses result from any manufacturing defect at the time of delivery of Franchise Product 1 to Novartis (including failure of product to be manufactured in accordance with cGMP), except in the case that the Amgen reasonably requests Novartis to take prompt mitigating actions (including conducting a recall) with respect to such Franchise Product 1, in which case (1) Amgen shall be responsible for the costs related to such mitigation actions and (2) Novartis shall be responsible for losses with respect to such Franchise Product 1 for which Novartis declines to take such requested actions to the extent that such losses result from Novartis’ refusal to implement such requested actions.

Distribution	Novartis will require its distributors to have appropriate controls in place to manage the Franchise Product 1 in accordance with product labeled conditions.
Miscellaneous	The Supply Agreement would contain other customary provisions including, without limitation, provisions regarding financial audit rights, confidentiality, warranties, and termination.
Franchise Product 2 and Franchise Product 3
The terms and conditions set out in this Commercial Supply Schedule shall only serve as a basis for the Supply Agreement for the Franchise Product 1.

The Supply Agreements for the Franchise Product 2 and the Franchise Product 3, if any, shall include terms and conditions substantially similar to those set out in this Commercial Supply Schedule.

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Schedule
Licensed Amgen Patents

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Schedule
Out-of-Pocket Development Expenses
Out-of-Pocket Development Expenses, with respect to a Licensed Product, include direct out-of-pocket costs that are attributable to the Development of the Licensed Product including:

1.	Toxicology and pharmacokinetics studies;

2.	Clinical studies, including all activities associated with starting, maintaining, and closing studies;

3.	Clinical materials [*];

4.	Consultants and temporaries used to obtain, maintain, or expand the Development of the Licensed Products for market approval;

5.	Regulatory fees;

6.	Costs associated with [*] Development activities relating to the Licensed Products, including [*];

7.	[*] Development, [*] and ongoing [*] activities;

8.	Costs to prepare, submit, or Develop data or information for submission to a Governmental Authority to obtain, maintain, or expand marketing approval of the Licensed Products (pre- or post-launch);

9.	Costs associated with any [*] in support of [*] activities such as [*];

10.	Payments to Third Parties for the performance of any Development activities with respect to the Development of the Licensed Products; and

11.	[*] costs associated with Regulatory Filings. These costs include [*].

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Schedule
Press Release

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News Release

AMGEN ENTERS INTO NEUROSCIENCE COLLABORATION
WITH NOVARTIS FOR ALZHEIMER’S DISEASE AND
MIGRAINE PROGRAMS

Global Co-Development and Co-Commercialization Agreement in Alzheimer's Disease With Novartis’ Phase 1/2a BACE Inhibitor as the Lead

Preventative Treatment Approach Directed at Genetically Predisposed Individuals at Risk of Developing Alzheimer’s Disease; Builds on Amgen’s Genetic Validation Strategy

Global Co-Development Agreement More Rapidly Advances Amgen’s Migraine Programs, Including AMG 334 in Phase 3

Amgen Retains Migraine Commercialization Rights in the U.S., Japan and Canada; Provides Novartis With Rights to Commercialize Migraine Programs in Europe and Rest of World; Leverages Novartis’ Strong Commercial Neuroscience Presence

THOUSAND OAKS, Calif., Sept. 1, 2015 /PRNewswire/ -- Amgen (NASDAQ:AMGN) today announced a neuroscience collaboration with Novartis in the areas of Alzheimer's disease and migraine. The collaboration accelerates Amgen's potential entry into Alzheimer's disease by teaming up with Novartis on a differentiated and genetically validated Alzheimer's disease program directed at genetically predisposed individuals at risk of developing Alzheimer's disease. The collaboration also enables Amgen to focus on the commercialization of its migraine programs in the U.S., Canada and Japan, while leveraging Novartis' strong commercial capabilities in neuroscience throughout Europe and other markets worldwide.
The agreement combines each company's BACE (beta-site APP-cleaving enzyme-1) programs targeting Alzheimer's disease into a global co-commercialization and co-development arrangement. Novartis' Phase 1/2a BACE inhibitor (CNP520) will be the lead molecule and each company's pre-clinical BACE inhibitor programs will be potential follow-ons. Amgen will make upfront and milestone payments, and will be responsible for

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disproportional research and development (R&D) costs for an agreed-upon period followed by a 50/50 cost and profit share arrangement. CNP520 is planned to be included in a pioneering prevention study, in collaboration with the Banner Alzheimer's Institute. Amgen was the first company to clone the BACE gene and subsequent genetic validation of the BACE target has been confirmed by Amgen subsidiary deCODE Genetics.
As part of the collaboration, Novartis receives global co-development rights and commercial rights outside of the U.S., Canada and Japan to the investigative molecules in Amgen's migraine portfolio program. This includes AMG 334 in Phase 3 and AMG 301 in Phase 1, as well as an option to commercialize an additional early-stage Amgen molecule in these territories. In exchange for territory rights, Novartis will fund disproportional amounts of global R&D expenses for an agreed-upon period on the migraine programs and pay Amgen double-digit royalties on sales.
"We are very pleased to be joining forces with Novartis on two important neuroscience programs where there remains high unmet medical need," said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen. "Our collaboration on BACE inhibition reflects Amgen's strategic focus on genetically validated drug candidates while our collaboration in migraine creates an opportunity to more rapidly advance AMG 334 on a global scale."
About CNP520
Novartis' CNP520 is an oral drug designed to prevent the production of different forms of amyloid and has the potential to prevent, slow or delay the symptoms associated with Alzheimer's disease. It is currently in Phase 1/2a trials.
About Amgen's BACE Research
BACE (beta-site APP-cleaving enzyme-1) initiates the production of beta amyloid (Ab), the primary constituent of amyloid plaques that are believed to play a key role in the etiology of Alzheimer's disease. It is hypothesized that inhibiting BACE could reduce the production of amyloid plaques. Amgen was the first to clone and characterize BACE in a 1999 Science publication.1 Amgen subsidiary deCODE Genetics subsequently added corroborating human genetic evidence of its link to Alzheimer's disease in a 2012 Nature publication.2 Amgen has a number of preclinical candidates targeting BACE inhibition.
About Novartis' Collaboration with the Banner Alzheimer's Institute

In collaboration with the Banner Alzheimer's Institute (BAI), Novartis is conducting a pioneering prevention study. The study with BAI is part of a ground-breaking research program known as the Alzheimer's Prevention Initiative and will involve more than 1,300 cognitively healthy adults, ages 60 to 75, with a genetic risk of developing symptoms of Alzheimer's disease because they inherited two genetic copies of the apolipoprotein E epsilon 4 (APOE4) allele – one from each parent. About 2 percent of the world's population has this genetic profile, which is strongly linked to late-onset Alzheimer's disease. One in four people carries one copy of the APOE4 gene. Participants in the study will be given either CNP520, CAD106 (not included in the collaboration with Amgen), or placebo. Pending regulatory approval, the study is planned to start in late 2015/early 2016 in sites in North America and Europe.
About Alzheimer's Disease
Alzheimer's disease, the most common type of dementia, is a progressive neurodegenerative disease that begins with microscopic changes in the brain. Alzheimer's disease causes problems with memory, thinking and behavior. Symptoms of the disease develop slowly and worsen over time. Two important components

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of Alzheimer's disease are amyloid plaques and inflammation, the combination of which is believed to lead to a loss of synapses and neuronal death. The disease continuum can span decades with the initial amyloid accumulation occurring many years before the first signs of memory loss appear. It is estimated that approximately 44 million people globally have Alzheimer's disease or a related dementia.3 The global direct costs of Alzheimer's disease are estimated to be more than $600 billion.4

About AMG 334
AMG 334 is a fully human monoclonal antibody under investigation for the prevention of migraine. AMG 334 targets the calcitonin gene-related peptide (CGRP) receptor, which is believed to transmit signals that can cause incapacitating pain. AMG 334 is currently under evaluation in several large global, randomized, double-blind, placebo-controlled studies to evaluate its safety and efficacy in migraine prevention.

About AMG 301
AMG 301 is a monoclonal antibody being investigated for the treatment of migraine.

About Migraine
Migraine has been declared one of the top 10 most disabling conditions in the world, with more than 10 percent of the worldwide population suffering from the condition.5More complex than just a headache, migraines involve incapacitating head pain and physical impairment, frequently accompanied by nausea, vomiting, and aura-related sound or other sensory disturbances.6 Migraine also has a tremendous impact on patients' everyday lives, including work productivity and social interactions.7,8 More than half of people living with migraine will go undiagnosed.9
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen Inc. and its subsidiaries (Amgen) and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen Inc., including Amgen Inc.'s most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen Inc.'s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to Amgen's business. Unless otherwise noted, Amgen is providing this

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information as of Sept. 1, 2015, and expressly disclaims any duty to update information contained in this news release.
No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for Amgen and its partners to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Amgen develops product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as Amgen may have believed at the time of entering into such relationship. Also, Amgen or others could identify safety, side effects or manufacturing problems with Amgen's products after they are on the market. Amgen's business may be impacted by government investigations, litigation and product liability claims. If Amgen fails to meet the compliance obligations in the corporate integrity agreement between Amgen and the U.S. government, Amgen could become subject to significant sanctions. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development.
In addition, sales of Amgen's products are affected by the reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others' regulations and reimbursement policies may affect the development, usage and pricing of Amgen's products. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Amgen believes that some of its newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Amgen's products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with its products. In addition, while Amgen and its partners routinely obtain patents for their products and technology, the protection of Amgen's products offered by patents and patent applications may be challenged, invalidated or circumvented by its competitors and there can be no guarantee of Amgen's or its partners' ability to obtain or maintain patent protection for Amgen's products or product candidates. Amgen cannot guarantee that it will be able to produce commercially successful products or maintain the commercial success of its existing products. Amgen's stock price may be affected by actual or perceived market opportunity, competitive position and success or failure of its products or product candidates. Further, the discovery of significant problems with a product similar to one of Amgen's products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on Amgen's business and results of

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operations. Amgen's efforts to integrate the operations of companies it has acquired may not be successful. Amgen may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from its ongoing restructuring plan. Amgen's business performance could affect or limit the ability of Amgen's Board of Directors to declare a dividend or their ability to pay a dividend or repurchase Amgen common stock.
The scientific information discussed in this news release related to Amgen's product candidates is preliminary and investigative.  Such product candidates are not approved by the U.S. Food and Drug Administration (FDA), and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.
CONTACT: Amgen, Thousand Oaks
Kristen Davis, 805-447-3008 (media)
Kristen Neese, 805-313-8267 (media)
Arvind Sood, 805-447-1060 (investors)
References
1 Vassar, R. et al. "β-Secretase cleavage of Alzheimer's amyloid precursor protein by the transmembrane aspartic protease BACE." Science 286.5440 (1999): 735-741.
2 Supporting deCODE genetic evidence:  Jonsson, T. et al. "A mutation in APP protects against Alzheimer's disease and age-related cognitive decline." Nature 488.7409 (2012): 96-99.
3 Policy Brief for Heads of Government: The Global Impact of Dementia 2013-2015, Alzheimer's Disease International (ADI), December 2013.
4 New Report Reveals Global Cost of Alzheimer's and Related Dementias is More Than $600 Billion, Alzheimer's Association, 2010.
5 Vos et al. Years lived with disability (YLDs) for 1160 sequelae of 289 diseases and injuries 1990–2010: a systematic analysis for the Global Burden of Disease Study 2010. The Lancet. 2012 Dec-2013 Jan;30(9859):2163-2196.
6 National Institute for Neurological Disorders and Stroke. Headache: Hope Through Research. http://www.ninds.nih.gov/disorders/headache/detail_headache.htm. Accessed June 4, 2015.
7 Migraine Research Foundation. Migraine Fact Sheet. 2015. Available: http://www.migraineresearchfoundation.org/fact-sheet.html. Accessed June 4, 2015.
8 Scher Al, Stewart WF, Ricci JA, Lipton RB. Factors associated with the onset and remission of chronic daily headache in a population-based study. Pain. 2003 Nov: 106(102:81-9).
9 National Headache Foundation. Migraine. Oct 2007. Available: http://www.headaches.org/2007/10/25/migraine/. Accessed June 4, 2015.

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Novartis International AG
Novartis Global Communications
CH-4002 Basel
Switzerland
http://www.novartis.com

Novartis announces global partnership with Amgen to develop and commercialize pioneering neuroscience treatments

•	The companies plan to co-develop and co-commercialize a BACE inhibitor program in Alzheimer's Disease (AD); Novartis' oral therapy CNP520 will be the lead molecule

•	Novartis and Amgen also plan to co-develop and co-commercialize Amgen's migraine portfolio, including fully human monoclonal antibody AMG 334 with first phase III data expected in 2017

•	Partnership reinforces Novartis' continued commitment to developing and bringing innovative neuroscience treatment options to patients

Basel, September 1, 2015 - Novartis announced today that it has entered into a global collaboration with Amgen to commercialize and develop pioneering neuroscience treatments. The companies will partner in the development and commercialization of a BACE inhibitor program in Alzheimer's Disease (AD). Novartis' oral therapy CNP520 will be the lead molecule and further compounds from both company's pre-clinical BACE inhibitor programs may be considered as follow-on molecules. The collaboration will also focus on new Amgen drugs in the migraine field, including phase III AMG 334 and phase I AMG 301. For the migraine program, Novartis will have global co-development rights and commercial rights outside the U.S., Canada, and Japan.
"This Novartis collaboration with Amgen highlights our clear commitment to neuroscience and to bring multiple, new targeted therapies to patients living with Alzheimer's disease and migraine, where the unmet medical need remains high." said David Epstein, Head of Novartis Pharmaceuticals.
Alzheimer's Disease is an irreversible, progressive brain disease characterized by loss of memory and other cognitive abilities. Amyloid build-up is considered a key driver of the progressive damage of the nervous system in AD. CNP520 is an oral drug designed to prevent the production of different forms of amyloid and has the potential to prevent, slow or delay the symptoms associated with AD. It is currently in phase I/IIa trials. CNP520 is

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planned to be included in a pioneering prevention study in people with a genetic risk of developing AD, in collaboration with the Banner Alzheimer's Institute.
Migraine is a severe headache condition affecting more than 10% of the population[1] worldwide and a leading cause of disability. AMG 334 is a fully human monoclonal antibody under investigation for the prevention of migraine. AMG 334 inhibits the activity of Calcitonin-Gene-Related-Peptide (CGRP) by targeting its receptor. CGRP is believed to play a key role in the development of migraine. AMG 334 is currently under evaluation in several large global, randomized, double-blind, placebo-controlled phase III trials to assess its safety and efficacy in migraine prevention. In addition to AMG 334, the migraine portfolio will include the development of AMG 301 and potentially another investigational compound of Amgen. AMG 301 is a monoclonal antibody being investigated in phase I trials for the prevention of migraine.
The partnership with Amgen follows two recent developments in the Novartis neuroscience portfolio aimed at complementing Novartis' neuroscience presence and pipeline in, among others, multiple sclerosis, AD and neuromuscular diseases. In July 2015 Novartis acquired Spinifex Pharmaceuticals adding phase II compound EMA401 for the treatment of neuropathic pain to the portfolio. In August 2015 Novartis announced that it has entered into an agreement to acquire all remaining rights to Ofatumumab from GlaxoSmithKline plc (GSK) for relapsing-remitting multiple sclerosis (RRMS) and certain other autoimmune indications; closing of this transaction is subject to expiry of any waiting period under the US Hart-Scott-Rodino Act and other customary closing conditions.
Under the terms of the arrangement, Novartis and Amgen will share responsibilities for development and commercialization of the BACE inhibitor program. Amgen will pay an upfront payment and milestone payments as well as disproportional research and development costs for an agreed upon period followed by a 50/50 cost and profit share arrangement. For the compounds in the migraine field, Novartis receives global co-development rights and commercial rights outside the U.S., Canada and Japan to the investigative molecules in Amgen's migraine portfolio. This includes AMG 334 in phase III and AMG 301 in phase I as well as an option to commercialize an additional early-stage Amgen molecule in these territories. Novartis will fund disproportional global R&D expenses for an agreed period on the migraine programs and will pay Amgen double-digit royalties on sales.
About Alzheimer's
It is estimated that around 44 million people globally have Alzheimer's or a related dementia[2]. Alzheimer's Disease is an irreversible, progressive brain disease that slowly destroys memory and thinking skills and, eventually even the ability to carry out the simplest tasks of daily living. In most people with Alzheimer's, symptoms first appear after age 60. Alzheimer's Disease is the most common cause of dementia among older people. Although treatment can help manage symptoms in some people, currently there is no cure for this devastating disease.

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About Migraine
Migraine is a type of headache disorder that involves recurrent attacks of moderate to severe pain that is typically pulsating, often unilateral and often associated with nausea, vomiting and sensitivity to light, sound and odors.[1] Headache disorders are underestimated, under-recognized and under-treated throughout the world and are associated with personal and societal burdens of pain, disability, damaged quality of life and financial cost.[3] There is a significant need for tolerable and efficacious preventive medications for migraine as discontinuation rates for existing oral preventive medications are high.[4]
About Novartis in Alzheimer's Disease
Novartis has a strong commitment to the treatment and prevention of Alzheimer's Dementia.
Exelon® Patch (rivastigmine transdermal system) is approved for the treatment of mild-to-moderate Alzheimer's Disease (AD) dementia in more than 90 countries, including more than 20 countries where it is also approved for Parkinson's disease dementia. Exelon Patch is also indicated for the treatment of patients with severe AD in 14 countries, including the US.
Novartis AD pipeline includes CNP520,an oral drug designed to prevent the production of different forms of amyloid that has the potential to prevent, slow or delay the symptoms associated with AD. It is currently in phase I/IIa trials. The pipeline also includes investigational compound CAD106. This is an anti-amyloid active immunotherapy which has completed phase IIa trials.
About collaboration with Banner Alzheimer's Institute (BAI)
In collaboration with the Banner Alzheimer's Institute (BAI), Novartis is conducting a pioneering prevention study. The study with Banner is part of a ground-breaking research program known as the Alzheimer's Prevention Initiative and will involve more than 1,300 cognitively healthy adults, ages 60 to 75, with a genetic risk of developing symptoms of AD because they inherited two genetic copies of the apolipoprotein E epsilon 4 (APOE4) allele - one from each parent. About 2 percent of the world's population has this genetic profile, which is strongly linked to late-onset AD. One in four people carries one copy of the APOE4 gene. Participants in the study will be given either CAD106 (not included in the collaboration with Amgen), CNP520, or placebo. Pending regulatory approval, the study is planned to start in late 2015/early 2016 in sites in North America and Europe.
Disclaimer
The foregoing release contains forward-looking statements that can be identified by words such as "plan," "will," "expected," "commitment," "may," "under investigation," "under evaluation," "potentially," "investigational," "being investigated," "aimed," "subject to," "investigative," "pipeline," "pending," "planned," or similar terms, or by express or implied discussions regarding potential marketing approvals for CNP520, AMG 334, AMG 301, CAD106, other BACE inhibitors of Novartis and Amgen, and other investigational compounds of Novartis and Amgen subject to the partnership and collaboration, new indications or labeling for Exelon Patch, or regarding potential future revenues from such investigational compounds and products, and potential future revenues from the partnership

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and collaboration with Amgen. You should not place undue reliance on these statements. Such forward-looking statements are based on the current beliefs and expectations of management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that CNP520, AMG 334, AMG 301, CAD106, other BACE inhibitors of Novartis and Amgen, and other investigational compounds of Novartis and Amgen subject to the partnership and collaboration will be submitted or approved for sale in any market, or at any particular time. Nor can there be any guarantee that Exelon Patch will be submitted or approved for any additional indications or labeling in any market, or at any particular time. Neither can there be any guarantee that the partnership and collaboration with Amgen will achieve any or all of its intended goals and objectives, or be commercially successful. Nor can there be any guarantee that Exelon Patch or any of the investigational compounds subject to the partnership and collaboration with Amgen will be commercially successful in the future. In particular, management's expectations regarding such investigational compounds and products, and the partnership and collaboration with Amgen could be affected by, among other things, the uncertainties inherent in research and development, including unexpected clinical trial results and additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing pressures; unexpected safety issues; unexpected manufacturing or quality issues, and other risks and factors referred to in Novartis AG's current Form 20-F on file with the US Securities and Exchange Commission. Novartis is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.
About Novartis
Novartis provides innovative healthcare solutions that address the evolving needs of patients and societies. Headquartered in Basel, Switzerland, Novartis offers a diversified portfolio to best meet these needs: innovative medicines, eye care and cost-saving generic pharmaceuticals. Novartis is the only global company with leading positions in these areas. In 2014, the Group achieved net sales of USD 58.0 billion, while R&D throughout the Group amounted to approximately USD 9.9 billion (USD 9.6 billion excluding impairment and amortization charges). Novartis Group companies employ approximately 120,000 full-time-equivalent associates. Novartis products are available in more than 180 countries around the world. For more information, please visit http://www.novartis.com.
Novartis is on Twitter. Sign up to follow @Novartis at http://twitter.com/novartis(link is external).
References
[1.] National Institute for Neurological Disorders and Stroke. Headache: Hope

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ThroughResearch. http://www.ninds.nih.gov/disorders/headache/detail_headache.htm(link is external). Accessed August 2015.
[2.] Policy Brief for Heads of Government: The Global Impact of Dementia 2013-205. Published by Alzheimer's Disease International (ADI), London. December 2013.
[3.] World Health Organization. Headache disorders. Fact sheet N°277. http://www.who.int/mediacentre/factsheets/fs277/en/(link is external). 2012.
[4.] Blumenfeld et al; Headache 2013; 53:644-655
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Novartis Media Relations

Central media line : +41 61 324 2200
Eric Althoff Novartis Global Media Relations +41 61 324 7999 (direct) +41 79 593 4202 (mobile) eric.althoff@novartis.com	Angela Fiorin Novartis Global Pharma Communications +41 61 324 8631 (direct) +41 79 752 6955 (mobile) angela.fiorin@novartis.com
e-mail: media.relations@novartis.com
For Novartis multimedia content, please visit www.thenewsmarket.com/Novartis(link is external)
For questions about the site or required registration, please contact: journalisthelp@thenewsmarket.com.
Novartis Investor Relations

Central phone:	41 61 324 7944
Samir Shah	41 61 324 7944	North America:
Pierre-Michel Bringer	41 61 324 1065	Richard Pulik	1 212 830 2448
Thomas Hungerbuehler	41 61 324 8425	Sloan Pavsner	1 212 830 2417
Isabella Zinck	41 61 324 7188

e-mail: investor.relations@novartis.com		e-mail: investor.relations@novartis.com

Amgen Ref. No. 2015641252        SCHEDULE